SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Notice of 2007
Annual Meeting and
Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor  San Francisco, CA 94111-2728  (415) 774-2700

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 24, 2007

PLACE:	Offices of Cooley Godward Kronish LLP 101 California Street, 5th Floor San Francisco, California 94111-5800

ITEMS OF BUSINESS:	(1) To elect directors to serve for the ensuing year and until their successors are elected.

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the ensuing year.

(3) To consider any other matters that may properly come before the Annual Meeting.

RECORD DATE:	Holders of URS common stock of record at the close of business on April 6, 2007 are entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting.

By Order of the Board of Directors

Joseph Masters,
Secretary

San Francisco, California
April 18, 2007

Stockholders are cordially invited to attend the Annual Meeting in person. Please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card from the record holder.

About the Annual Meeting	1.
Additional Information	3.
Information about the Board of Directors	4.
Company Proposals Requiring Your Vote	13.
Proposal 1 — Election of Directors	13.
Proposal 2 — Ratification of Selection of Our Independent Registered Public Accounting Firm	16.
Report of the Audit Committee for Fiscal Year 2006	18.
Security Ownership of Certain Beneficial Owners and Management	20.
Section 16(a) Beneficial Ownership Reporting Compliance	22.
Report of the Compensation Committee on Executive Compensation for Fiscal Year 2006	23.
Executive Compensation	24.
Equity Compensation Plan Information	57.
Certain Relationships and Related Transactions	58.
Appendix A — Audit Committee Charter	A-1
Proxy Card

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 24, 2007

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the “Board”), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 24, 2007, at 8:30 A.M., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California 94111-5800. We intend to mail this proxy statement and accompanying proxy card on or about April 18, 2007, to all stockholders entitled to vote at the Annual Meeting.

About the Annual Meeting

Q: What is the purpose of the Annual Meeting?	A: At the Annual Meeting, stockholders will elect directors to serve for the ensuing year and until their successors are elected and vote to ratify the selection by our Audit Committee of our independent registered public accounting firm.

Q: Who is entitled to vote at the Annual Meeting?	A: Only stockholders of record at the close of business on April 6, 2007, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting was adjourned or postponed.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

Q: How is a quorum determined?	A: Holders of a majority of the outstanding shares of common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting to achieve the required quorum for the transaction of business. As of the record date, 52,963,032 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 26,481,517 votes will be required to establish a quorum.

All votes will be tabulated by Mellon Investor Services, L.L.C., the inspector of elections appointed for the Annual Meeting, who will separately count affirmative and negative votes, abstentions and broker non-votes. Proxies received but marked as abstentions (or refusals to vote) and broker non-votes (or votes from shares held of record in “Street name” as to which the beneficial owners have not provided voting instructions) will be included in the calculation of the number of votes considered to be present at the Annual Meeting. If a

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quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the Annual Meeting to another date.

Q: How do I vote?	A: If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy card issued in their names from the institution that holds their shares.

Q: Can I revoke my proxy later?	A: Yes. You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	filing a written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728);

(2)	filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above); or

(3)
attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke the proxy), although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.

Q: How does the Board recommend I vote on the proposals?	A: Our Board recommends a vote FOR each of the director nominees and FOR the approval of our independent registered public accounting firm.

Q: What is required to approve the proposals?	A: Once a quorum has been established, directors are elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that director nominees receiving the majority of votes cast for each position (number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee; abstentions are not “votes cast”) will be elected as the director. Ratification of the appointment of our independent registered public accounting firm will require affirmative “for” votes from a majority of those shares held by persons present or represented by proxy at the Annual Meeting.

Q: What happens if I abstain from voting or my broker submits a non-vote?	A: We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum. For the election of directors, abstentions will have no effect on the outcome of the vote. For the proposal to ratify the independent registered public accounting firm, abstentions are treated as shares present and voting, and have the same effect as votes cast against the proposal. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by these proxies will not be counted for any purpose in determining whether a proposal has been approved.

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Q: How will my shares be voted if I return a blank proxy card?	A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement, and FOR the proposal to ratify the selection of our independent registered public accounting firm.

Q: How will voting on any other business be conducted?	A: Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters at their discretion.

Q: Who will bear the costs of this solicitation?	A: We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q: How can I find out the results of the voting at the Annual Meeting?	A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q: When are stockholder proposals due for next year’s Annual Meeting?	A: The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 19, 2007. A stockholder who wishes to bring a matter before the stockholders at our 2008 Annual Meeting of Stockholders must notify us of that matter prior to February 23, 2008. You should also review our By-Laws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Information About The Board of Directors — Director Nominees,” in this proxy statement.

Additional Information

Householding of Proxy Materials	A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual

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report, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728) or contact Carol Brummerstedt at (415) 774-2766. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

Annual Report and Available Information	Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 29, 2006 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials. Additional copies of our annual report on Form 10-K for the fiscal year ended December 29, 2006, including financial statements, but without exhibits, is available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728). In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter and our Code of Business Conduct and Ethics are available without charge upon written request to the above address. Copies also may be obtained without charge through our Web site at www.urscorp.com and the SEC’s Web site at www.sec.gov.

Information About the Board of Directors

Board Purpose and Structure	The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of all stockholders.

Board Meetings and Attendance	During our fiscal year 2006, the Board held four board meetings and one joint meeting of the Audit Committee and Board. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she served as a director); and (2) the total number of meetings of all the committees authorized by the Board on which he or she served (held during the period that he or she served as a committee member). Our non-management directors met in executive session four times during fiscal year 2006.

It is our policy to invite the members of the Board to attend our annual stockholders meeting. All members of the Board attended last year’s annual stockholders meeting.

Adoption of Majority Vote Standard	In November 2006 upon recommendation of the Board Affairs Committee, the Board amended our By-Laws to adopt a majority vote standard for the election of directors in non-contested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director; abstentions are not “votes cast”). However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director shall be elected by plurality voting. Any incumbent director nominated for reelection who does not receive a majority of the

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votes cast for and against in an uncontested election is required to tender his or her resignation to the Board, whereupon the Board Affairs Committee will consider the vote and recommend that the Board either accept or reject the resignation or whether other action should be taken. The Board will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

Board Committees	The Board has standing Audit, Board Affairs and Compensation Committees.

The Audit Committee currently is comprised of five non-management directors, Mr. Der Marderosian (Chairman), Ms. Bernard, Mr. Foret, Mr. Roach and Mr. Walsh, and met eight times during fiscal year 2006. A copy of the Audit Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Audit Committee include the following:

•	Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

•	Reviewing our internal auditors’ and independent registered public accounting firm’s responsibilities for detecting fraud and regulatory noncompliance;

•	Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

•	Reviewing other financial reports, risk assessment, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters;

•	Preparing proxy statement reports; and

•	Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines. In addition, the Board has determined that Mr. Der Marderosian, Ms. Bernard, Mr. Foret, Mr. Roach and Mr. Walsh are qualified as audit committee financial experts within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2006, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

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The Board Affairs Committee currently is comprised of three non-management directors, Mr. Arnelle (Chairman), Mr. Walsh and General Ralston, and met four times during fiscal year 2006. A copy of the Board Affairs Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Board Affairs Committee include the following:

•	Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

•	Reviewing director education and orientation programs;

•	Reviewing the compensation paid to non-management directors; and

•	Reviewing our Corporate Governance Guidelines.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

The Compensation Committee currently is comprised of four non-management directors, Mr. Walsh (Chairman), Mr. Roach, Mr. Arnelle and General Ralston, and met four times during fiscal year 2006. A copy of the Compensation Committee Charter is available on our Web site at www.urscorp.com. The primary responsibilities of the Compensation Committee include the following:

•	Establishing the overall compensation strategy affecting our Chief Executive Officer and other executive officers;

•	Assessing the performance of senior management;

•	Administering our incentive, executive compensation and benefits plans;

•	Succession plans for executive officers; and

•	Preparing proxy statement reports.

Commencing this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

Additional information about the process and procedures of the Compensation Committee is included in Compensation Discussion and Analysis beginning on page 24 below.

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Director Independence	Our Corporate Governance Guidelines contain standards for determining director independence that meet or exceed the listing standards adopted by the SEC and the NYSE. Accordingly, Section 2 of our Corporate Governance Guidelines contain the following paragraph related to director independence:

“It is the policy of the Board that at least a majority of its members be independent. An ’independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company for a minimum of five years; (iii) is not, and in the past five years has not been, affiliated with or employed by a (present or former) auditor of the Company (or of an affiliate); (iv) is not, and in the past five years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on specific Committees, satisfies additional requirements for ’independence’ promulgated from time to time by the New York Stock Exchange (the ’NYSE’) and the Securities and Exchange Commission (the ’SEC’).”

The full text of the Corporate Governance Guidelines is available on our Web site at www.urscorp.com. In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728).

Pursuant to our Corporate Governance Guidelines, the Board Affairs Committee and the Board undertook its annual review of director independence in March 2007. During this review, the Board Affairs Committee and the Board considered transactions and relationships between each director or any member of his or her immediate family, and URS and our subsidiaries and affiliates. The Board Affairs Committee and the Board also examined transactions and relationships between directors or their affiliates, and members of our senior management and their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these relationships or transactions were inconsistent with a determination that a director is independent.

Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Koffel. Mr. Koffel is considered an inside director because he is one of our senior executives.

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Independent, Non-Management Directors and Executive Sessions	Pursuant to NYSE rules and our Corporate Governance Guidelines, our independent, non-management directors are required to meet in executive session without the presence of management at least annually. The Board has designated William D. Walsh as its lead outside director with responsibility for chairing all independent, non-management director executive sessions. In fiscal year 2006, Mr. Walsh served as the presiding chairman at four executive sessions.

Director Nominees	Our Board Affairs Committee has a policy of considering candidates for membership to the Board that are nominated by stockholders in the same manner as candidates recommended by members of the Board or senior management.

Any stockholder wishing to nominate a director candidate should submit in writing the candidate’s name, biographical information and business qualifications to H. Jesse Arnelle, Chairman of the Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728. In accordance with the Board Affairs Committee Charter, a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board and provide the skills and expertise appropriate to best serve the long-term financial interests of our stockholders. All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting. If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, then our By-Laws require that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of URS and the long-term interests of stockholders. In conducting this assessment, the Board Affairs Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and URS, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to URS during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Board Affairs Committee conducts any appropriate and necessary inquiries into the

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backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2006, the Board Affairs Committee engaged Boyden International to assist with the identification and evaluation of director candidates.

Communications with the Board	Stockholders and other interested parties may communicate directly with any of our senior managers, or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728). Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee, Mr. Arnelle. In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee, Mr. Der Marderosian.

The Board has instructed the Company to review all mail and to exercise discretion in determining whether to forward to members of the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising. Directors may at any time request the Company to forward all communications received by the Company.

Code of Business Conduct and Ethics	All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business in the highest legal and ethical manner. The full text of our Code of Business Conduct and Ethics is available on our Web site at www.urscorp.com. If we amend or seek a waiver of our Code of Business Conduct and Ethics, then we would post such amendment or waiver on our Web site, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

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Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation in fiscal year 2006.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2006

	Fees Earned or	Stock	Option	All Other
Non-Management	Paid in Cash	Awards ($)	Awards	Compensation	Total
Director	($) (1)	(2) (4)	($)	($) (3)	($)
H. Jesse Arnelle	$49,750	$73,656	$0	$57	$123,463
Betsy J. Bernard	$45,750	$73,656	$0	$45	$119,451
Armen Der Marderosian	$61,250	$73,656	$0	$45	$134,951
Mickey P. Foret	$45,750	$73,656	$0	$45	$119,451
Joseph W. Ralston	$46,500	$73,656	$0	$45	$120,201
John D. Roach	$50,250	$73,656	$0	$45	$123,951
William D. Walsh	$58,500	$73,656	$0	$8,570	$140,726
William P. Sullivan	$16,917	$38,706	$0	$45	$55,668

(1) This column reports the amount of cash compensation earned in fiscal year 2006 for Board and Committee services.

(2) This column represents the fair value of the quarterly and deferred stock awards granted in fiscal year 2006, and recognized in our financial statements in fiscal year 2006 in accordance with SFAS 123(R). Both quarterly and deferred stock awards vest upon grant. Fair value means the closing sales price of a share of our common stock on the last market-trading day prior to the day of grant.

(3) This column reports international insurance premiums and, with respect to Mr. Walsh, payments to a medical benefit plan.

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(4) The following table provides information on the outstanding equity awards for non-management directors as of the end of fiscal year 2006.

OUTSTANDING EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS
AT THE END OF FISCAL YEAR 2006

	Option Awards			Deferred Stock Awards (A)
	Number			Number of	Market Value
	of Securities			Shares of	of Shares
	Underlying			Stock That	of Stock
	Unexercised	Option	Option	Have Not	That Have
Non-Management	Options (#)	Exercise	Expiration	Been Issued	Not Been
Director	Exercisable	Price ($)	Date	(#)	Issued ($)
H. Jesse Arnelle				3,532	$151,346
Betsy J. Bernard				2,509	$107,511
Armen Der Marderosian	1,581	$15.81	7/18/2010	3,532	$151,346
	1,466	$17.05	3/20/2011
	753	$33.20	3/26/2012
	2,183	$11.45	3/25/2013
Mickey P. Foret				3,532	$151,346
Joseph W. Ralston				3,532	$151,346
John D. Roach	2,183	$11.45	3/25/2013	3,532	$151,346
William D. Walsh	1,581	$15.81	7/18/2010	3,532	$151,346
	1,466	$17.05	3/20/2011
	753	$33.20	3/26/2012
	2,183	$11.45	3/25/2013
William P. Sullivan				495	$21,211

(A) The market value of the deferred stock awards is based on the closing market price of our common stock as of December 29, 2006, which was $42.85

Description of Non-Management Director Compensation	Quarterly Retainer: As of the start of fiscal year 2006, cash compensation of $6,250 was payable on the first business day of each quarter that a non-management director served on the Board. Effective September 30, 2006, this amount was increased to $10,000 for an aggregate of $40,000 annually. In addition, the Chairman of the Audit Committee receives $2,500 payable on the first business day of each quarter for an aggregate of $10,000 annually.

Board Attendance Fees: Each non-management director receives $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.

Committee Attendance Fees: Committee members who are not serving as Chair receive $1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees: The Chairman of the Audit Committee receives $4,000 for each meeting chaired in person and $750 for each meeting chaired by telephone. The Chairmen of the Board Affairs and

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Compensation Committees each receives $3,000 for every meeting chaired in person and $750 for every meeting chaired by telephone.

Quarterly Stock Award: At the start of fiscal year 2006, each non-management director serving on the Board on the last day of each fiscal quarter received a stock award under the 1999 Equity Incentive Plan (the “1999 Incentive Plan”) consisting of the number of shares of our common stock equal to $8,750 divided by the Fair Market Value (as defined below) of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. Effective September 30, 2006, the quarterly stock award was changed so that each non-management director serving on the first day of each fiscal quarter receives a stock award consisting of the number of shares of our common stock equal to $10,625 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share. The stock awards vest immediately upon grant. As defined in our 1999 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

Deferred Stock Award: At the start of fiscal year 2006, each non-management director serving on the Board on the last day of each fiscal quarter also received a deferred stock award under the 1999 Incentive Plan consisting of a number of notional shares equal to $8,750 divided by the Fair Market Value (as defined above) of our common stock on the last trading day of the fiscal quarter, rounded down to the nearest whole share. Effective as of September 30, 2006, each non-management director serving on the first day of each fiscal quarter receives a deferred stock award consisting of a number of notional shares equal to $10,625 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share. These deferred stock awards vest immediately upon grant, however, the notional number of shares attributed to deferred stock awards accumulate and are not issued to the non-management director until six months after the date the non-management director terminates his or her service on the Board.

Medical Benefit Plan: Only non-management directors elected prior to December 17, 1996 (currently only William D. Walsh) are entitled to participate, at our expense, in our medical benefit plan.

Consulting Fees: We also maintain a policy whereby non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board. No consulting fees were paid to non-management directors during fiscal year 2006. If any of these consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

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COMPANY PROPOSALS REQUIRING YOUR VOTE

Proposal 1

Election Of Directors

The current terms of office of all of our directors expire at the Annual Meeting. The Board proposes the re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. Each of these nominees was previously elected by the stockholders, except for Mr. Stotlar, who was appointed by our Board in March 2007. Boyden International identified Mr. Stotlar as a possible candidate for our Board. Our Board Affairs Committee reviewed and evaluated Mr. Stotlar as a candidate, using the guidelines adopted by our Board in the Board Affairs Committee Charter, and recommended the appointment of Mr. Stotlar to the Board. One of our current directors, Ms. Bernard, is not standing for re-election. There are nine nominees for the ten authorized Board positions. Stockholders cannot vote or submit proxies for a greater number of persons than the nine nominees named in this Proposal 1. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares cast for that nominee will be voted for the election of a substitute nominee proposed by the Board.

Nominee and Current	Principal Occupation, Business Experience,
Committee Service	Other Directorships Held and Age

H. Jesse Arnelle (Board Affairs and Compensation Committees)	Mr. Arnelle has served as one of our directors since January 2004. Mr. Arnelle has served as a director of Metropolitan Life Series Fund since 2002 and as a director of Textron Corporation since 1993. Mr. Arnelle served as a director of Eastman Chemical Co., Inc.; as a director of Gannett Company; as a director of Waste Management, Inc; as a director of Armstrong Holdings, Inc.; and as a director of FPL Group, Inc. (formerly Florida Power & Light). Mr. Arnelle also served as senior partner to the law firm Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis and Green, with which he was associated until his retirement in 1997 and served as Of Counsel to the law firm of Womble, Carlyle, Sandridge and Rice from 1997 until September 2005. He is 73 years old.

Armen Der Marderosian (Audit Committee)	Mr. Der Marderosian has served as one of our directors since 1994. Mr. Der Marderosian served as President and Chief Executive Officer of GTE Government Systems Corporation from 1995 to 1999 and as Executive Vice President, Technology and Systems, at GTE Corporation from 1998 to 1999. Mr. Der Marderosian also served as Senior Vice President of GTE Corporation from 1995 to 1997. He is 69 years old.

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Nominee and Current	Principal Occupation, Business Experience,
Committee Service	Other Directorships Held and Age

Mickey P. Foret (Audit Committee)	Mr. Foret has served as one of our directors since March 2003. Mr. Foret retired in 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc. and affiliated companies from 1974 to 1990. Mr. Foret has served as a director for ADC Telecommunications, Inc.; as a director of MAIR Holdings, Inc.; as a director of First American Funds; as a director of Champion Airlines, Inc., a privately held company; as a director of Atlas Air Cargo, Inc.; as a director of Continental Airlines, Inc.; as a director of Eastern Airlines, Inc.; as a director of System One, Inc.; as a director of Worldspan L.P.; as a director of the Nash Finch Company since May 2005; and as a director of NorAm Energy Corp. He is 61 years old.

Martin M. Koffel	Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989. He is 67 years old.

General Joseph W. Ralston, USAF (Ret.) (Board Affairs and Compensation Committees)	General Ralston has served as one of our directors since October 2003. General Ralston has served as Vice Chairman of The Cohen Group since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003. General Ralston’s military career began in 1965 and concluded in 2003 when he retired from active duty. General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003. He is 63 years old.

John D. Roach (Audit and Compensation Committees)	Mr. Roach has served as one of our directors since February 2003. Mr. Roach has served as Chairman of the Board and Chief Executive Officer of Stonegate International since 1997 and as a director of the PMI Group, Inc. since 1997. He has previously served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc. from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp. from 1991 to 1997; and as a director of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group International (formerly Morrison-Knudsen Corporation) from 1997 to 2002. He is 63 years old.

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Nominee and Current	Principal Occupation, Business Experience,
Committee Service	Other Directorships Held and Age

Douglas W. Stotlar	Mr. Stotlar has served as one of our directors since March 2007. He has served as President and Chief Executive Officer of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) since April 2005. He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005. He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002. Mr. Stotlar is a Vice President at Large and member of the executive Committee of the American Trucking Association. He is also a Director of the American Transportation Research Institute. He is 46 years old.

William P. Sullivan	Mr. Sullivan has served as one of our directors since August 2006. He has served as the President and Chief Executive Officer of Agilent Technologies, Inc., a provider of bio-analytical and electronic measurement solutions, since March 2005. He served as Agilent’s Executive Vice President and Chief Operating Officer from March 2002 until March 2005, and as its Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002. Mr. Sullivan has served as a Director of Agilent since March 2005. He is 57 years old.

William D. Walsh (Audit, Board Affairs and Compensation Committees)	Mr. Walsh has served as one of our directors since 1988. Mr. Walsh has served as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board of Consolidated Freightways Corporation since 1996; as a director of Unova, Inc. since 1997; as Chairman of the Board of Creativity, Inc. since 1998; and as Chairman of the Board of Ameriscape since 2000. Mr. Walsh served as Chairman of the Board of Clayton Group, Inc. from 1996 to 2002; as a director of Ameriscape, Inc. from 1999 to 2000; as a director of Crown Vantage, Inc. from 1996 to 2002; and as Chairman of the Board of Newell Manufacturing Corporation from 1988 to 2000. He is 76 years old.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote	Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees. Abstentions and broker non-votes are counted towards a quorum, but will not be considered votes cast.

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Proposal 2

Ratification of Selection of our Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2007, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1988. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees	The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended December 29, 2006 and December 30, 2005, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$5,532,005	$5,745,751
Audit-related Fees	132,779	311,091
Tax Fees	—	4,399
All Other Fees	7,134	13,434

Audit Services Fees. Audit services fees include fees for services rendered in connection with the annual audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category may include fees related to mergers and acquisitions consultation, consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal control reporting requirements.

Tax Fees. Tax fees primarily include fees associated with tax compliance and tax consultation services.

All Other Fees. All other fees primarily include fees associated with an annual license fee on software in assisting management in

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performing technical research and analyzing the design or procedures regarding our internal control structure.

Audit Committee Disclosure	All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee, Mr. Der Marderosian, provided that any pre-approvals by the Chairman are reported to the Audit Committee at a subsequent Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote	Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

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Report of the Audit Committee for Fiscal year 20061

Audit Committee Report	The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors and acts under a written charter adopted and approved by the Board on March 22, 2005. A copy of the Audit Committee Charter is available on our Web site at www.urscorp.com. Each member of the Audit Committee is “independent” as defined by our Corporate Governance Guidelines and the rules of the New York Stock Exchange. The Board has determined that Mr. Der Marderosian, Ms. Bernard, Mr. Foret, Mr. Roach and Mr. Walsh are financial experts as defined by the rules of the SEC. The Audit Committee held eight meetings during fiscal year 2006.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal controls over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (our “independent registered public accounting firm”) is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee:

 •   reviewed and discussed with management our audited financial statements included in our 2006 Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the adequacy and clarity of disclosures in our financial statements;

 •   reviewed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability of our accounting principles and such other matters as our independent registered public accounting firm are required to discuss with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, “Communications with Audit Committees;”

 •   received from our independent registered public accounting firm the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with our

1 The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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independent registered public accounting firm their independence;

• discussed with our independent and internal auditors the overall scope and plans for their respective audits;

 •   met with our independent registered public accounting firm and our internal auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls over financial reporting and met with our independent registered public accounting firm, with and without management present, to discuss the overall quality of our financial reporting; and

• considered whether the provision by our independent registered public accounting firm of non-audit services is compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be approved and included in our Annual Report on Form 10-K for the year ended December 29, 2006 filed with the SEC, and the Board approved the foregoing.

Respectfully Submitted,

THE AUDIT COMMITTEE

Armen Der Marderosian, Chairman
Betsy J. Bernard
Mickey P. Foret
John D. Roach
William D. Walsh

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Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 30, 2007 by: (1) each director; (2) each of the executive officers listed on the “Summary Compensation” table (the “Named Executives”); (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage (2)
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	3,617,980	6.83%
Janus Capital Management LLC (3) 151 Detroit Street Denver, Colorado 80206	2,674,179	5.05%
Mac-Per-Wolf Company (4) 311 S. Wacker Drive., Suite 6000 Chicago, IL 60606	2,706,529	5.11%
Kent P. Ainsworth	55,000	*
H. Jesse Arnelle (5)	7,558	*
Betsy J. Bernard (6)	5,512	*
Reed N. Brimhall(7)	41,147	*
Armen Der Marderosian (8)	26,309	*
Mickey P. Foret (9)	9,300	*
H. Thomas Hicks	66,425	*
Gary V. Jandegian (10)	155,585	*
Martin M. Koffel (11)	1,028,067	1.93%
General Joseph W. Ralston, USAF (Ret.) (12)	8,672	*
John D. Roach (13)	34,847	*
William P. Sullivan (14)	1,484	*
Douglas W. Stotlar	0	*
William D. Walsh (15)	99,809	*
Randall A. Wotring (16)	86,003	*
All executive officers and directors as a group (18 persons) (17)	1,761,994	3.29%

* Less than one percent.

(1) As of March 30, 2007, there were 52,957,704 shares of our common stock outstanding.

(2) Percentages are calculated with respect to a holder of options exercisable on or prior to May 29, 2007, as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

(3) Janus Capital Management LLC has an indirect 82.5% ownership stake in Enhanced Investment Technologies LLC and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC.

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(4) The shared voting and dispositive holdings are held by Perkins, Wolf, McDonnell and Company, LLC and such holdings may also be aggregated within 13G filings submitted by Janus Capital Management, LLC, a minority owner of Perkins, Wolf, Donnell and Company, LLC.

(5) Includes 3,532 shares granted pursuant to deferred stock awards.

(6) Includes 2,509 shares granted pursuant to deferred stock awards.

(7) Includes 20,000 shares underlying stock options that are exercisable on or before May 29, 2007.

(8) Includes 5,983 shares underlying stock options that are exercisable on or before May 29, 2007 and includes 3,532 shares granted pursuant to deferred stock awards.

(9) Includes 3,532 shares granted pursuant to deferred stock awards.

(10) Includes 86,500 shares underlying stock options that are exercisable on or before May 29, 2007.

(11) Includes 430,000 shares underlying stock options that are exercisable on or before May 29, 2007.

(12) Includes 3,532 shares granted pursuant to deferred stock awards.

(13) Includes 2,183 shares underlying stock options that are exercisable on or before May 29, 2007 and includes 3,532 shares granted pursuant to deferred stock awards.

(14) Includes 495 shares granted pursuant to deferred stock awards.

(15) Includes 5,983 shares underlying stock options that are exercisable on or before May 29, 2007 and includes 3,532 shares granted pursuant to deferred stock awards.

(16) Includes 26,500 shares underlying stock options that are exercisable on or before May 29, 2007.

(17) Includes 621,399 shares underlying stock options that are exercisable on or before May 29, 2007 and 24,196 shares granted pursuant to deferred stock awards. Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, H. Susan B. Kilgannon and Joseph Masters.

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Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2006, all executive officers, directors and greater than 10% beneficial owners were in compliance with the applicable Section 16(a) filing requirements.

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Report Of The Compensation Committee On Executive Compensation
For Fiscal year 20061

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

William D. Walsh, Chairman
H. Jesse Arnelle
General Joseph W. Ralston
John D. Roach

1 The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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EXECUTIVE COMPENSATION

COMPENSATION DISCLOSURE AND ANALYSIS

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of our stockholders. Generally, the Compensation Committee believes that providing the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is consistent with our needs as we compete for high performing senior executives with above-market talent and the ability to produce above-market contributions and financial results. Each significant component of our compensation program, and the manner in which we determined the level of compensation awards during our 2006 fiscal year for each of our executive officers named on the “Summary Compensation” table presented on page 42 (excluding Mr. Ainsworth, who retired as our Chief Financial Officer (the “CFO”) in March 2006, the “Named Executives”), are discussed below.

The Compensation Committee strives to maintain an appropriate balance between base salary, annual cash bonus opportunity and long-term incentives for each Named Executive for the achievement of both annual and longer-term objectives. Competitive base salaries provide an essential foundation for compensating our executives, managers and other employees. However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation paid to our Named Executives and other senior managers in order to motivate them to achieve specific Company goals and to link pay to the achievement of those goals. The Compensation Committee also believes that the portion of Total Compensation that is performance-based should increase with increased executive responsibilities. Accordingly, our annual cash bonus plan, called our Incentive Compensation Plan (the “Bonus Plan”), links the eligibility of participants to earn annual cash bonuses and the size of any bonuses earned to the extent to which the pre-established quantitative performance metrics have been achieved both on a Company-wide basis and, for less senior executives, on a basis keyed to the performance of their own divisions or operating business units. Similarly, as responsibilities increase, the portion of an executive’s Total Compensation that takes the form of long-term equity incentives, rather than short-term cash through salary and bonuses, also increases both to provide stronger retention incentives and to further align the executive’s interests with those of our stockholders by providing greater incentives to maximize the price of our stock. In addition, in May 2006, we amended our 1999 Incentive Plan to allow us to issue to our Named Executives and other eligible participants long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance metrics, such as Company net income.

Compensation Committee Processes and Procedures

Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation paid to the CEO, the other Named Executives and other executive officers required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”).

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Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, at various meetings throughout the year the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation.

The appointment, termination and removal of the CEO is solely reserved to the Board. However, the Board has delegated the responsibility and authority to the Compensation Committee to review and approve, in its sole discretion (without the need for further approval by the Board, but with input from the Board or other individual directors as deemed appropriate by the Compensation Committee), the compensation (including salary, long-term incentives, bonuses, perquisites, equity incentives, severance payments and other benefits) and other terms of employment of the CEO. In fulfilling this responsibility, the Compensation Committee evaluates the CEO’s performance in light of relevant corporate performance goals and objectives, reviews and approves the performance metrics typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance metrics have been attained and the performance-based compensation has been earned once the performance cycle has been completed. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee considers URS’ performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years.

The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendation of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board. The Compensation Committee reviews and approves the performance metrics of our Section 16 Officers that typically are set at or near the beginning of the applicable performance cycle, and then reviews and confirms the extent to which the performance metrics have been attained and the performance-based compensation has been earned once the performance cycle has been completed. With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time. The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to

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the CEO to make grants and awards to non-Section 16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

Historically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO, the CFO and our outside consultants. The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified by the consultants.

Compensation Consultants

The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all books, records, facilities and personnel of the Company. In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee used the services of three different compensation consultants to assist in its determinations regarding various components of the Total Compensation of the CEO, the other Named Executives and the other Section 16 Officers.

•	Watson Wyatt Worldwide, Inc. currently serves as the primary consultant to the Compensation Committee. Watson Wyatt was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time. Since that time, they have advised the Compensation Committee regarding the determinations of base salary levels for our Section 16 Officers, the performance metrics against which the performance-based annual bonuses under the Bonus Plan are measured, the form and size of equity grants under the 1999 Incentive Plan, and the renegotiation of the employment arrangements with our CEO discussed below, and the other terms of employment of our Section 16 Officers. They also have helped the Compensation Committee evaluate the efficacy of the Company’s existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals. Watson Wyatt also was retained in 2006 to provide the

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Board Affairs Committee with advice and comparative data regarding the form and amount of the compensation paid to our directors. Despite the initial introduction of Watson Wyatt to the Compensation Committee by management, the Committee is confident that Watson Wyatt is able to provide the Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.

•	Hewitt Associates had previously served since 2000 as the primary consultant to the Compensation Committee, and in that capacity, had provided the Committee with a comparable range of advice as is now provided by Watson Wyatt. During 2006, because of Hewitt Associates’ familiarity with the structure of our Bonus Plan and the optimal way to establish appropriate performance metrics, and conversely because Watson Wyatt had not yet become fully familiar with the intricacies of the Bonus Plan and how the performance metrics were designed to incentivize the participants, the Compensation Committee again relied on Hewitt Associates to assist in determining the pre-established performance metrics under the Bonus Plan for 2006.

•	Also during 2006, in connection with the renegotiation of the employment arrangements with the CEO, and specifically in connection with the valuation of the benefits to which the CEO was and will be entitled under the terms of his supplemental executive retirement plan (“SERP”) both before and after it was amended (as discussed further below), the Company also retained the services of Frederic W. Cook & Co., who not only provided input to the other advisors assisting the Compensation Committee regarding the SERP valuation issues but also provided advice directly to the CEO both for purposes of his own understanding of the SERP valuation issues.

As part of its engagement in 2006, the Compensation Committee requested Watson Wyatt to conduct a competitive survey and develop recommendations regarding the key components of the Total Compensation awarded to the Section 16 Officers other than the CEO, and separately to advise the Compensation Committee in connection with the renegotiation of the employment arrangements with the CEO (discussed further below). In connection with that effort, Watson Wyatt developed a comparative group of companies and performed analyses of competitive performance and compensation levels for those executives. They also conducted various meetings with individual members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Watson Wyatt ultimately developed recommendations that were presented to the Compensation Committee for its consideration, and the Compensation Committee approved the recommendations with some modifications following an active dialogue with Watson Wyatt, legal advisors and, with respect to the other Section 16 Officers, the CEO. These recommendations are discussed in more detail with respect to the components of Total Compensation and the CEO’s employment arrangements discussed further below.

Delegation of Limited Authority to the CEO for Equity Awards under the 1999 Incentive Plan

The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the 1999 Incentive Plan. As permitted by its charter and the terms of the 1999 Incentive Plan, as well as Delaware corporate law, the Compensation Committee in turn has chosen to delegate limited authority to our CEO to grant equity awards under the 1999 Incentive Plan to eligible participants other than Section 16 Officers. The purpose of this delegation is twofold: first, to facilitate the large grant of equity awards that generally are made annually by allowing

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the Compensation Committee to focus primarily on approving the specific grants being made to the individual Section 16 Officers while authorizing categorically, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the Committee may not be directly familiar; and second, to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.

•	With respect to the pool of authorized grants, the Compensation Committee is presented with a list of job positions, the approximate number of participants in each such position and the average number of equity grants to be awarded to individuals in those positions, and then authorizes the CEO to make the specific grants within those parameters and up to the maximum pool of equity awards authorized. The CEO then effects the individual equity awards to the non-Section 16 Officers by exercising this delegated authority the same day as the Compensation Committee’s actions.

•	With respect to the interim period grants, the authority delegated to the CEO is limited to a maximum of 10,000 option awards for any one individual and 100,000 option awards in the aggregate in any fiscal year, and to a maximum of 5,000 restricted stock awards to any one individual and 50,000 restricted stock awards in the aggregate during any fiscal year. In addition, to minimize any concerns regarding the timing of any such interim period grants relative to the release of any material public information about the Company, in 2006 the Compensation Committee approved a policy to require that all subsequent interim period grants made to non-Section 16 Officers by the CEO under his delegated authority would take effect on the first day of the next open trading window under our Confidentiality and Insider Trading Policy, which typically occurs two business days following our quarterly and annual earnings releases, or, if earlier, on the date of the next Compensation Committee meeting.

•	With respect to all equity awards made by the CEO under this delegated authority, the specific terms of the awards, other than the specific identity of the recipient and the number of shares, must be consistent with the forms of awards previously approved by the Compensation Committee, including vesting periods.

Total Compensation Review for 2006; Base Salaries

Base salaries for our Named Executives are subject to annual review and possible adjustment by the Compensation Committee. In May 2006, the Compensation Committee reviewed the Total Compensation of each Named Executive as a whole and on a component basis, excluding the CEO, whose package was reviewed separately. During its review of each compensation package, the Compensation Committee considered numerous factors, including but not limited to the following:

•	the qualifications of the executive;

•	whether his compensation was within a reasonable range consistent with our compensation philosophy of comparable executive pay levels at other publicly

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and privately held companies that potentially compete with us for business and executive talent;

•	the financial performance of those companies relative to ours;

•	the strategic and operational goals for which the executive has responsibility; and

•	the recommendations of the CEO.

As a starting point for its review, and as noted above, the Compensation Committee engaged Watson Wyatt to prepare a comprehensive report of our Total Compensation for our senior executives as compared to compensation packages paid to executives with similar roles and responsibilities employed by a selected peer group of competitors (the “2006 Watson Wyatt Report”). The information analyzed by Watson Wyatt was collected from the following three sources, each with a focus on industry, business, the competition for talent and size (revenue and market capitalization):

•	Public Companies — Data was collected from the proxy statements of a select peer group of publicly traded companies, based on comparable business and size. The companies included in this peer group were: Accenture Ltd., Affiliate Computer Services, Inc., Baker (Michael) Corporation, BearingPoint, Inc., CA, Inc., CACI International, Inc., Computer Sciences Corporation, Emcor Group, Inc., Fluor Corporation, General Dynamics Corporation, Granite Construction, Inc., Jacobs Engineering Group, Inc., Johnson Controls, Inc., L-3 Communications Holdings, Inc., Mantech International, Inc., Raytheon Corporation, Science Application International Corporation, ServiceMaster Corporation, Shaw Group Inc., Tetra Tech, Inc., and Washington Group International, Inc.

•	Published Survey Sources — Multiple published surveys were utilized, and market values obtained based on the size of participants. The Published Survey Sources included the following: Watson Wyatt Data Services Top Management Surveys, Mercer Executive Compensation Survey and other proprietary third party compensation surveys.

•	Standard and Poor’s 1500 List of Companies — A subset of 163 companies selected from the Standard and Poor’s 1500 with revenues ranging from $2.5 billion to $6 billion and market capitalization ranging from $500 million to $6 billon.

For the Named Executives, Watson Wyatt compared market data for their respective positions against their current base salary, total cash compensation (base salary plus bonus) and total direct compensation (base salary and bonus plus the expected value of annual long-term incentives). The 2006 Watson Wyatt Report generally concluded that base salaries, total cash compensation and total direct compensation for each Named Executive fell between the 50th percentile and the 75th percentile relative to the market for that individual’s employment as derived from all three data sources. The report further concluded that URS was positioned near the median with respect to its Total Compensation as compared to its selected peer group based on the reported data for 2005, the preceding fiscal year, and that the Company’s financial performance was slightly below the median with respect to its revenue, net income and enterprise value for 2005, but well above the median with respect to its revenue growth, net income growth and total stockholder return over the past three years.

The Compensation Committee recognized that the data on which the 2006 Watson Wyatt Report was based necessarily was retrospective, and that base salaries among the peer group were expected to continue to increase. The Committee also recognized that the Named Executives have a number of unique responsibilities and talents that are broader than the

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general responsibilities covered in the 2006 Watson Wyatt Report. Therefore the Compensation Committee did not rely solely upon the quantitative market factors identified in the 2006 Watson Wyatt Report but also considered a number of qualitative factors when reviewing the compensation package of each Named Executive, including: past performance and contributions, any increases in responsibility over the prior 12 months, the business needs for the Named Executive’s skills, the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill and other factors. The Compensation Committee declined to take into account compensation realized from prior annual packages, such as gains from previous stock options, because the Committee believes that competitors who might seek to hire any of our senior executives would not give credit for equity ownership in URS and other components of prior compensation packages.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Committee increased the base salaries of the Named Executives (other than Mr. Hicks for the reason stated below the table, and other than Mr. Koffel whose employment arrangements are discussed separately below) effective as of May 1, 2006 as shown in the following table. In raising the base salaries, the Compensation Committee took into consideration the fact that other elements of Total Compensation, notably annual bonuses earned under the Bonus Plan and severance payments, are driven by the base salary levels to the extent they are calculated as percentages or multiples of base salary.

			Revised Base
		Prior Base	Salary as of
Name	Title	Salary	May 1, 2006
Reed N. Brimhall	Vice President, Controller and Chief Accounting Officer	$385,000	$400,000
Gary V. Jandegian	President — URS Division	$450,000	$525,000
Randall A. Wotring	President — EG&G Division	$400,000	$450,000

The base salary for Mr. Hicks, our Vice President and CFO, was not increased because he had only recently been hired effective as of September 2005, and accordingly his base salary was considered to be at an appropriate level and did not need to be reconsidered in connection with the May 2006 Total Compensation review. When first hired, Mr. Hicks’ base compensation of $465,000 had been established through arms’ length negotiations and with consideration given by the Compensation Committee to Mr. Hicks’ experience, the level of responsibility he would have within the Company relative to his predecessor as CFO, base salaries paid to our other senior executives with comparable levels of responsibility, and information available to the Compensation Committee regarding competitive base salaries paid to similarly situated executives at peer companies.

Annual Bonus Plan

Overview

All of our Named Executives and many of our senior managers participate in our Bonus Plan, which is an annual performance-based cash bonus plan. The Bonus Plan is primarily intended to:

•	Focus key employees on achieving specific short-term financial targets;

•	Reinforce teamwork;

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•	Provide the potential for a significant reward in connection with achieving outstanding performance; and

•	Enhance our ability to attract and retain highly talented and motivated individuals.

Under the Bonus Plan, Named Executives and other participating senior managers (collectively “Designated Participants”) are eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year. The Target Bonus for each Named Executive and other Section 16 Officers is established under the terms of his or her employment agreement, and is reviewed annually by the Compensation Committee for possible increase (but not decrease). The Target Bonuses for other Designated Participants are established annually by the CEO within the overall framework of the compensation policies established by the Compensation Committee. The annual bonuses determined under the Bonus Plan for each year are calculated arithmetically based on the extent to which the Performance Targets established for a Designated Participant were achieved and the Target Bonus of that Designated Participant. The Bonus Plan is strictly formulaic based on these calculations, and the Named Executives and other Designated Participants are not awarded bonuses under the Bonus Plan based on discretionary or qualitative factors.

Fiscal Year 2006 Target Bonuses and Performance Targets

The Target Bonuses of each Named Executive in effect at the beginning of 2006 under the terms of his employment agreement (other than Mr. Koffel, whose employment arrangements are discussed separately below) were reviewed by the Compensation Committee in connection with the review of Total Compensation undertaken by the Committee in May 2006 with the assistance of Watson Wyatt. The comparative data reflected in the 2006 Watson Wyatt Report (discussed further above) generally indicated that total cash compensation (which included both base salary and annual bonus) for each Named Executive fell between the 50th percentile and the 75th percentile relative to the market for that individual’s employment. In addition, the Compensation Committee recognized that by approving the base salary increases discussed above, the annual bonuses of the Named Executives also would increase proportionally if the Performance Targets were met or exceeded. Consequently, the Compensation Committee concluded that the Target Bonuses of the Named Executives generally were appropriate and should not also be increased at that time based on the quantitative factors and comparative data reflected in the 2006 Watson Wyatt Report. However, based on its analysis of qualitative factors including those described above with respect to base salary determinations, the Compensation Committee determined to increase the Target Bonus of Mr. Brimhall by 5%, from 55% to 60%. The primary considerations were that the portion of Total Compensation that should be performance-based for the Named Executives should be higher due to their increased responsibilities, and that the Target Bonus of Mr. Brimhall had lagged those of the other Named Executives by too wide a margin and accordingly, should be incrementally increased.

At a meeting in February 2006, the Compensation Committee established the Performance Targets for 2006. The 2006 Bonus Plan review process included reviewing the Bonus Plan terms and design features, as well as the expected Performance Targets and Target Bonus of each Named Executive for fiscal year 2006. The Compensation Committee hired Hewitt Associates to prepare, working in conjunction with management, a comprehensive review and recommendation of the key design features of the Bonus Plan and our business objectives and performance targets for 2006.

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The specific quantitative Performance Targets under the Bonus Plan for 2006 were developed initially by the CEO in conjunction with development of our 2006 financial budget. The Compensation Committee agreed with the recommendation of the CEO and Hewitt Associates that a significant increase in our net income should be the sole Performance Target for the Named Executives with Company-wide responsibilities (Messrs. Koffel, Hicks and Brimhall), just as it had been in prior years, because increasing corporate net income is viewed as the most direct driver within the scope of management’s responsibilities for increasing our stock price and as a result increasing stockholder value. Therefore, by focusing the attention of corporate management on achieving an increase in net income and rewarding these Named Executives with annual bonuses under the Bonus Plan based on the extent to which this objective was achieved during 2006, their interests would be best aligned with the short-term interests of our stockholders.

For the Named Executives whose responsibilities related to specific divisions of the Company, the Compensation Committee agreed with the recommendations of the CEO and Hewitt Associates that the appropriate Performance Target for 2006 for Mr. Jandegian should be the URS Division’s operating profit contributions and for Mr. Wotring should be the EG&G Division’s operating profit contributions and days sales outstanding or DSO (a measure of cash flow based on billing and collection of accounts receivable). By focusing these Named Executives’ attention on and linking their annual bonuses to achieving the targeted financial metrics of their respective divisions, their focus would be on driving results within the scope of their responsibilities that contribute the most to the Company’s overall goal of achieving its net income objective, which as noted above is viewed as the most direct driver of increasing stockholder value. The additional DSO financial metric was also considered to be an appropriate component of Mr. Wotring’s Performance Target for 2006 to encourage effective management on the EG&G Division’s cash flows by arranging prompt billings and collections under the Division’s large federal government contracts.

On this basis, and consistent with the 2006 financial budget approved by the Board, the Performance Target for 2006 for Messrs. Koffel, Hicks and Brimhall was established at corporate net income of $110 million, which represented an increase of approximately 17% over the net income target of $94 million that was achieved in 2005 (adjusted for unusual items relating to the Company’s equity offerings and debt prepayments). The Performance Target for Mr. Jandegian was established at $200 million of operating profit contribution from the URS Division, which represented an increase of approximately 7% over the division profit contribution of $187 million achieved in 2005. The Performance Target for Mr. Wotring was established at $70 million of operating profit contribution from the EG&G Division, which represented an increase of approximately 8% over the division profit contribution of $65 million achieved in 2005, and DSO of 67 days, which represented and improvement of one day over the EG&G Division’s DSO of 68 days in 2005.

The Bonus Plan design for 2006 recommended by Hewitt Associates and the CEO provided a performance “ramp” intended to adjust actual bonus payouts in the event that actual performance equaled, exceeded or fell short of the pre-determined Performance Targets. If their respective Performance Targets were met, each Named Executive’s bonus would be equal to his Target Bonus. If the Performance Targets were exceeded, then bonuses would be earned in excess of the Target Bonus, up to a maximum of two times the Target Bonus if actual performance equaled or exceeded 110% of the Performance Target. Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses depending on the extent of the shortfall, down to zero if actual performance failed to achieve more than 90% of the Performance Target. Actual performance results between 90% and 110% of the Performance Targets would be calculated based on a

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straight line interpolation between a zero bonus and 200% of the Target Bonus. The following table summarizes this performance ramp for the Named Executives.

2006 Bonus Plan — Performance Target	2006 Bonus Plan — Target Bonus
110% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
90% or less of Performance Target	0% of Target Bonus

For Designated Participants other than the Named Executives, the pre-approved Performance Targets could be based on secondary financial factors in addition to or other than the net income, operating profit contribution, and DSO Performance Targets assigned to the Named Executives, such as revenue, new sales and safety metrics for the operating business unit for which the Designated Participant had management responsibility. In addition, the performance ramp could be more aggressive for such other Designated Participants where deemed appropriate given the sensitivity of the business unit to the specific Performance Targets assigned, so that 115% or 120% of the Performance Target might have to be achieved before the Designated Participant could earn an actual bonus equal to 200% of his or her Target Bonus.

In addition, because of the overriding importance placed by the Board on achieving the $110 million net income target budgeted for 2006 for the benefit of our stockholders, and by the Compensation Committee on incentivizing all participants in the Bonus Plan to achieve this net income target, the Bonus Plan design for 2006, as in the previous year, provided for pro rata reduction of bonuses otherwise earned, down to zero, if necessary for us to achieve our 2006 net income Performance Target. This design feature, by in effect shifting the risk of falling short of the targeted net income objective onto the funds otherwise available for distribution under the Bonus Plan, works as a cushion for stockholders to increase the likelihood that at least the targeted net income objective would be achieved for the year.

Finally, the design of the Bonus Plan for 2006 also enabled the Compensation Committee to adjust, solely for purposes of determining the extent to which the Bonus Plan Performance Targets were satisfied (and only to the extent permitted by Section 162(m) of the Internal Revenue Code), the financial results actually reported by URS under GAAP for one-time, non-recurring events that were not included in the annual budget (such as the impact of changes in accounting principles or tax laws, capital restructurings and other “extraordinary” items). No such adjustments were approved by the Compensation Committee with respect to actual performance during 2006.

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The following table summarizes Performance Targets and Target Bonuses for the Named Executive Officers under the Bonus Plan as approved by the Compensation Committee for 2006 in its February 2006 meeting (except as noted):

		2006 Bonus Plan —	2006 Bonus Plan —
Name	Title	Performance Target	Target Bonus
Martin M. Koffel	Chief Executive Officer	Corporate Net Income	120%
H. Thomas Hicks	Vice President and Chief Financial Officer	Corporate Net Income	75%
Reed N. Brimhall	Vice President, Controller and Chief Accounting Officer	Corporate Net Income	60% *
Gary V. Jandegian	President — URS Division	Corporate Net Income, Division Operating Profit Contribution	75%
Randall A. Wotring	President — EG&G Division	Corporate Net Income, Division Operating Profit Contribution, Days Sales Outstanding	75%

*	As increased as a result of the Total Compensation review in May 2006.

In March 2007, after we had reported our financial results for fiscal year 2006, the Compensation Committee assessed for each Named Executive, as well as the other Designated Participants, the level of achievement of each applicable 2006 Performance Target and the corresponding bonus that had been earned under the Bonus Plan for 2006. For fiscal year 2006, the Compensation Committee concluded that Mr. Koffel, Mr. Hicks and Mr. Brimhall, had each earned bonuses equal to approximately 127% of their Target Bonuses since our actual reported net income of $113 million exceeded the $110 million net income Performance Target by 2.7%; that Mr. Jandegian had earned an actual bonus equal to approximately 99% of his Target Bonus because the URS Division’s actual operating profit contribution of $203 million exceeded the $200 million Performance Target by 1.4%, however, his actual bonus payout was limited to 99% due to the amount of the URS Division Bonus Pool available for payout; and that Mr. Wotring had earned an actual bonus equal to approximately 154% of his Target Bonus because the EG&G Division’s actual operating profit contribution of $75 million exceeded the $70 million Performance Target by 7.3% and the EG&G Division’s actual DSO of 66.8 days exceeded the 67.3 days Performance Target by 0.7%.

Long-Term Equity Incentives

Overview and Practices

Our long-term equity incentive program is designed to provide long-term retention incentives for the Named Executives and other participants in the 1999 Incentive Plan, and also to provide alignment between the interests of the Plan participants and those of our stockholders because appreciation in the stock price of our shares will maximize value for both our stockholders and the participants in the 1999 Incentive Plan.

Prior to 2006, our primary form of equity compensation consisted of non-qualified common stock options granted at fair market value determined as of the date of grant and generally vesting over three years (although some Named Executives had received awards of restricted stock). Such options generally were used over other forms of equity compensation due to the favorable accounting and tax treatment at the time, as well as the generally favorable

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acceptance of stock options by our employees and competitors. In 2006, the accounting treatment for stock options became less attractive as a result of the adoption of Statement of Financial Accounting Standards No.  123(R), “Share-Base Payment” (“SFAS 123(R)”) because it requires the value of the options granted to be calculated under an option pricing model and charged as a compensation expense to net income. In anticipation of the effective date of SFAS 123(R), during 2005 the Compensation Committee, with the assistance of management and Watson Wyatt, conducted a full review of the financial and compensatory impact of awarding restricted stock and restricted stock units in lieu of stock options to our Named Executives and other senior managers.

As a result of this review, the Compensation Committee concluded that awarding restricted stock and restricted stock units would provide an equally motivating form of long-term equity incentive compensation and would permit us to provide equal value to participants in the 1999 Incentive Plan while issuing a lower absolute number of shares under the Plan. In that manner, the use of such awards would: allow us to reduce the share dilution and the resulting adverse impacts on our reported earnings per share; provide us with greater predictability and control regarding the equity compensation expenses chargeable to us under SFAS 123(R) as compared to the somewhat volatile option expenses calculated using an option pricing model; and, allow us to increase the retention value of the grants by extending the vesting periods of the standard grants from generally three years to four years. Accordingly, commencing in 2005, the primary form of equity compensation awarded under the 1999 Incentive Plan became restricted shares, or with respect to our foreign-based employees restricted share units due to local tax considerations, with vesting over four years from the date of grant (except for grants to our CEO and our former CFO). Four years, one year longer than the general three-year vesting schedule of the standard form of the previous option grants, was considered to be the appropriate vesting period because it extended the retention value of the grants to us and allowed us to spread the cost of the annual grants over four years rather than three years for purposes of SFAS 123(R), yet still was not so long that the perceived value of the equity grants to the recipients was diminished significantly.

Subsequently, in May 2006, consistent with the Compensation Committee’s view that compensation should, to a significant extent, be linked to the attainment of pre-established performance goals, our stockholders, considering the recommendation of the Compensation Committee and the Board approved amendments to the 1999 Incentive Plan that expressly permit the Compensation Committee to link the receipt or vesting of equity and any cash awards under the 1999 Incentive Plan to the achievement of one or more pre-established performance measures specified in the amendments. Before the 1999 Incentive Plan was amended, the Compensation Committee could have exercised its discretion to impose such performance-based vesting requirements on equity grants awarded under the Plan, but by obtaining stockholder approval for the amendments, restricted stock awards and units issued with performance-based criteria consistent with the Plan can now qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. (See discussion of Section 162(m) below.)

In considering the appropriate performance metric for equity awards under the 1999 Incentive Plan, the Compensation Committee, with the assistance of management and Watson Wyatt, concluded again that, for the reasons discussed above in connection with the establishment of the annual Performance Targets for the Bonus Plan, achievement of our annual budgeted corporate net income target, as approved by our Board at the beginning of each fiscal year, is the most important driver of stockholder value, and consequently is the most appropriate performance metric to which equity grants under the 1999 Incentive Plan should be linked. Accordingly, commencing with the equity grants approved in May 2006, effective

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upon stockholder approval of the 1999 Incentive Plan amendments, the Compensation Committee determined that the primary form of equity compensation to be awarded under the 1999 Incentive Plan would remain as restricted shares (or, with respect to our foreign-based employees, restricted share units). However, 50% of the shares for each award would continue to have only a time-based vesting condition over four years, while the remaining 50% of the shares would have both a time-based vesting condition over four years as well as a performance-based vesting condition. This means that on each of the first four anniversaries of the grant date, one-eighth of the award will vest provided that the recipient is still employed by us at that time, and an additional one-eighth will vest only if the recipient is still employed by us and the Compensation Committee has determined that we met our performance target for the fiscal year preceding such anniversary date. Accordingly, if we fail to meet our performance target for the preceding fiscal year, then that one-eighth portion of the shares are canceled and will not vest.

The Compensation Committee meeting schedule is determined several months in advance, and therefore proximity of any award date to a material news announcement or a change in our stock price is coincidental. We do not backdate equity awards or make equity awards retroactively. In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information. All equity grants are valued for all purposes, including accounting purposes, tax purposes and pricing purposes in the case of any option grants, at the fair market value on the date of the grant, which is defined under the express terms of the 1999 Incentive Plan as the closing price on the NYSE on the last market trading day preceding the actual grant date.

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards), and whether to authorize a pool of equity awards to be allocated to non-Section 16 Officers by the CEO under the limited authority delegated to him by the Compensation Committee (as discussed above). Recipients of similarly sized awards generally fall into the following different groups: corporate management, division managers, regional business unit managers, strategic business unit managers, office managers, key technical staff and key administrative staff. When determining awards, the Compensation Committee considers factors, such as the individual’s position with us, his or her prior and expected future performance and responsibilities and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent. The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent. The 1999 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In addition, in order to maintain compensation packages at a competitive level, the Compensation Committee generally does not take into account the existing equity ownership of the Named Executive when determining restricted stock award levels, as the Committee believes that our competitors who might try to hire our employees would not give credit for equity ownership in URS. In addition, we have not adopted any security ownership requirements or guidelines that would require any of our Named Executives to maintain any specific level of equity ownership in URS.

2006 Restricted Stock Awards

The Compensation Committee’s general practice is to approve long-term equity incentive awards annually. However, due to our review and subsequent decision in 2005 to

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shift the form of equity awards from stock options to restricted stock and restricted stock units, the challenges of communicating the reasons and consequences of this shift to 1999 Incentive Plan participants, and the budgeted and projected compensation expenses arising under SFAS 123(R)with respect to all equity grants, the Compensation Committee decided to split the equity grants deemed appropriate for 2005 into two tranches, the first of which was granted in October 2005 and the second of which was granted in February 2006. The aggregate number of restricted shares and restricted share units granted in February 2006, and the awards to the Named Executives, therefore was approximately one-half of the total number of shares considered appropriate for each participant with respect to the long-term incentive component of his or her Total Compensation for 2005, as determined by the Compensation Committee upon the recommendation of the CEO (other than with respect to his own grant) and Watson Wyatt during 2005. Based on the Compensation Committee’s analysis of these factors, the following restricted stock grants were awarded to the Named Executives: Mr. Koffel, 55,000 shares; Mr. Brimhall, 2,500 shares; Mr. Jandegian, 8,500 shares; and Mr. Wotring, 7,000 shares. Mr. Hicks was not awarded restricted stock at this time as he previously was awarded 40,000 shares of restricted stock upon the start of his employment in October 2005. These grants took the form of standard restricted stock grants with time-based vesting over four years because the 1999 Incentive Plan had not yet been amended to specifically authorize performance-based equity grants.

In May 2006, in connection with our stockholders’ approval of the 1999 Incentive Plan amendments to include performance-based criteria, the Compensation Committee approved the fiscal year 2006 annual restricted stock awards. In determining the appropriate size of these awards, the Compensation Committee asked Watson Wyatt to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2006 Watson Wyatt Report. The grant ranges for the Named Executives as well as the other Section 16 Officers and other participants were targeted around a midpoint at the 50th percentile or slightly above. In order to compare the values of equity awards among the comparative companies, some of which made stock option awards, some of which made restricted stock awards and some of which made blended awards or awards of other form of long-term equity-based incentives, Watson Wyatt converted the value of restricted stock awards into an equivalent stock option value. With these ranges in hand, the Compensation Committee, with the assistance of management and Watson Wyatt, then considered the aggregate projected cost to the Company of the indicated equity grants to all participants under SFAS 123(R), and then rolled back the indicated grants approximately pro rata across all participants until the indicated cost came within the budgeted amount for fiscal year 2006 and the preliminary budget projections for subsequent years.

Based on this analysis, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock to the Named Executives other than Mr. Koffel as follows: Mr. Hicks, 10,000 shares; Mr. Ainsworth, 5,000 shares; Mr. Brimhall, 5,000 shares; Mr. Jandegian, 16,000 shares; and Mr. Wotring, 13,000 shares. Of the total approved restricted stock awards, 50% are time-based awards that vest in equal parts on each of the first four anniversaries after May 25, 2006, and the remaining 50% are both time-based vesting and performance-based awards that vest over the same period. The performance criteria established is the achievement of the budgeted net income target approved by the Board for the fiscal year preceding each anniversary date. In any fiscal year where the net income target is not met, that portion of the restricted stock award that is performance-based will not vest and will instead be canceled.

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Amendment of Martin M. Koffel’s Employment Arrangements

Under the terms of Mr. Koffel’s employment agreement with us as in effect at the beginning of 2006 (and last amended in 2003), Mr. Koffel was scheduled to retire on December 31, 2006. Based on the expressed desire of the Board to induce Mr. Koffel to extend his retirement date for a number of years, and Mr. Koffel’s indication that he might be amenable to such an extension, the Compensation Committee initiated negotiations with Mr. Koffel in early 2006 regarding the terms on which Mr. Koffel would be willing to extend his retirement date.

In connection with the negotiations, the Compensation Committee engaged Watson Wyatt to prepare a comprehensive report of our Total Compensation for Mr. Koffel. For this purpose, Watson Wyatt analyzed information collected from the same three sources as the 2006 Watson Wyatt Report discussed above, including using the same identified peer group (see page 29), and compared the compensation packages paid to the chief executive officers reflected in that market data. The report generally concluded that Mr. Koffel’s annual base compensation, total cash compensation and total direct compensation (including the value of equity grants) fell between the 50th and 60th percentile relative to the comparative market data. The report also indicated that median base compensation and total cash compensation reflected in the comparative market data were increasing at an annual rate of approximately 9%, while median long term incentive values were decreasing between 6% and 10% among the broadest market data but increasing by approximately 4% among the identified peer group.

In addition, the Compensation Committee reviewed at various times tally sheets showing Mr. Koffel’s current and proposed compensation, which included data regarding salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Koffel and the cost to URS of all perquisites and other personal benefits, the earnings and accumulated payout obligation under URS’ non-qualified deferred compensation program, and the actual projected payout obligations under the SERP and under several potential severance and change in control scenarios.

When considering the extension of Mr. Koffel’s retirement date and compensation arrangements, the Compensation Committee did not rely solely on the quantitative data presented in the Watson Wyatt report and the tally sheets, but also considered numerous qualitative factors, including Mr. Koffel’s effective leadership of the Company since 1989, his successful execution and integration of several significant acquisitions and the growth in stockholder value during this period, the tone established by Mr. Koffel for integrity and high ethical standards that characterize and permeate the Company’s culture, and the value of Mr. Koffel’s continued leadership of the Company and his importance to the continued development and eventual implementation of a succession plan.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Committee concluded that extending Mr. Koffel’s retirement date through the Company’s annual stockholders meeting in 2009 and continuing his employment agreement on substantially the same terms during this period were in the best interests of the Company and its stockholders. However, while increases in Mr. Koffel’s annual base compensation and Target Bonus would be appropriate and justified, doing so in connection with the retirement date extension in late 2006 would have the effect of disqualifying Mr. Koffel’s payment under the Bonus Plan for 2006 under Section 162(m) of the Internal Revenue Code (resulting in the loss of tax deductibility to the Company), and so any decision regarding possible increases should be deferred until the first quarter of 2007

38.

when the Compensation Committee would again be considering the compensation of the Company’s other senior executives.

The Compensation Committee also concluded that the retirement benefits payable to Mr. Koffel under his SERP already were at an appropriate level, and didn’t want future decisions regarding increases in Mr. Koffel’s base compensation or Target Bonus to have the compounding effect of also increasing his SERP benefits. Consequently, the Compensation Committee decided that in connection with the extension of Mr. Koffel’s retirement date under his employment agreement, solely for purposes of the retirement benefit calculations under the SERP, his base compensation and Target Bonus would be frozen at the then current levels of $950,000 and 120%, respectively. The Committee also determined that in order to avoid unintended adverse consequences under Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), certain modifications should be made to Mr. Koffel’s employment agreement and his SERP regarding the timing of payments due to him that could be deemed deferred compensation, so that such payments would not be disqualified under Section 409A and become subject to excise taxes.

The Compensation Committee also concluded that the long-term equity incentives that had been provided to Mr. Koffel in recent years had been appropriate as part of his total compensation package. However, the Committee concluded that, in lieu of annual grants going forward (and absent an unusual event or circumstances that would warrant additional equity grants in the future), a single large equity grant should be made in connection with Mr. Koffel’s retirement date extension, designed to provide Mr. Koffel with appropriate equity value and performance incentives through his expected retirement date in May of 2009.

Accordingly, on December 7, 2006, the Compensation Committee and Mr. Koffel agreed to a revised employment agreement and URS and Mr. Koffel entered into the First Amendment to the Amended and Restated Employment Agreement (the “2006 Employment Agreement”) and the Amended and Restated Supplemental Executive Retirement Agreement (the “2006 SERP”). The Compensation Committee also approved the issuance of 300,000 shares of restricted stock to Mr. Koffel that will vest as follows: (1) 50,000 shares on each of May 25, 2007, May 25, 2008 and May 25, 2009, provided that in each case, Mr. Koffel’s continuous service with URS has not terminated prior to such vesting date, and (2) 50,000 shares on each of May 25, 2007, May 25, 2008 and May 25, 2009, provided that in each case, Mr. Koffel’s continuous service with URS has not terminated prior to such vesting date and URS has met its net income goal established by the Board of Directors during the first quarter of the fiscal year ending immediately preceding such vesting date and as confirmed by the Compensation Committee. The 2006 Employment Agreement, the 2006 SERP and the 300,000 shares of restricted stock grant were approved by the Compensation Committee at a meeting on December 7, 2006, without the presence of Mr. Koffel.

Severance and Change in Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total Compensation packages that are competitive. In addition, during a potential change-in-control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted and less effective in performing their jobs. We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a

39.

change-in-control is an effective way to enable the Named Executives and selected other Section 16 Officers and others to focus on the best interests of our stockholders in such circumstances. Except for long-term equity incentives and for the CEO’s agreement, all agreements require a “double trigger” of both a change-in-control and a termination of employment before any benefits are paid. Vesting of long-term equity incentives is accelerated when a change-in-control occurs, however, and the CEO has a limited time following a change-in-control in which he can voluntarily leave his employment and receive his full change-in-control benefits.

Perquisites and Other Employee Benefits

We generally provide few and modest perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business. An item is not a perk if it is integrally and directly related to the performance of the executive’s duties. We generally do not provide personal life style perquisites such as golf club memberships, vacation units, personal use of aircraft (especially since we own no aircraft), personal entertainment accounts, or similar perks. We provide housing allowances to some Named Executives who reside outside of the San Francisco Bay Area but whose job responsibilities require them to spend a substantial time in San Francisco. The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

In 2006, the Compensation Committee approved home and personal protection services for Mr. Koffel, which had previously been approved by the Compensation Committee in 2002. These services were suspended briefly in 2006 at the request of Mr. Koffel pending further analysis of the appropriate scope of such services and the income tax and disclosure consequences that providing such services would entail. However, when the Board learned that the services had been suspended, management was directed to reinstate the services promptly because the Board believes that the security of Mr. Koffel is an important business-related expense (although the SEC requires that the incremental cost of these activities be disclosed as perquisites and included in compensation).

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan and employee stock purchase plan. These benefits are available to all of our salaried employees and do not discriminate in favor of Named Executives.

Tax Considerations

Section 162(m) of the Internal Revenue Code

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors;”

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

40.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees and incentivize them to achieve the Company’s operating and strategic goals and in so doing to enhance long-term stockholder value. Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to the Company. However, to maintain flexibility for compensating our executives and other employees in a manner consistent with the Company’s overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Generally, the annual awards earned under the Bonus Plan qualify as performance-based compensation and so are tax deductible to the Company under Section 162(m). However, because the Compensation Committee determined to increase the base salaries of Messrs. Brimhall, Jandegian and Wotring and the Target Bonus of Mr. Brimhall in May 2006 in connection with the Total Compensation review, the annual awards paid to these Named Executives in March 2007 did not qualify as performance-based under the technical definitions of Section 162(m) and therefore were not tax deductible if and to the extent their total non-performance-based compensation exceeded $1 million.

Options previously granted under the 1999 Incentive Plan also qualify as performance-based compensation under Section 162(m). In addition, after our stockholders approved the amendments to the 1999 Incentive Plan to authorize the attachment of performance measures to grants, restricted stock awards under the 1999 Incentive Plan that include both time-based and performance-based vesting criteria generally will qualify as performance-based compensation under Section 162(m). However, restricted stock awards granted under the 1999 Incentive Plan without performance-based vesting criteria do not qualify as performance-based compensation. In addition, the portion of even the performance-based awards scheduled to vest in 2007 based on achieving the fiscal 2006 net income target will not qualify as performance-based compensation for purposes of Section 162(m) because our stockholders only approved the Plan amendments in mid-2006, almost five months after the measurement period for the performance criteria had commenced.

Section 409A of the Internal Revenue Code

Section 409A, adopted as part of the American Jobs Creation Act of 2004, generally changed the tax rules relating to nonqualified deferred compensation that had not been earned and vested prior to 2005. The consequences of violating Section 409A are immediate taxation of any nonqualified deferred compensation that does not qualify as such under the new rules and the imposition of an additional excise tax on the recipient of that compensation. Although final rules under Section 409A were not issued until April 2007, the Compensation Committee has taken Section 409A into account in determining the form and timing of compensation paid to our senior executives and other employees. As a consequence, to bring them into compliance with Section 409A, amendments were implemented to the Company’s Employee Stock Purchase Plan and certain technical changes were made in the compensation arrangements with Mr. Koffel when they were amended in December 2006 regarding the timing of certain payments due to him. With these changes, and pending any further changes that may be deemed necessary or appropriate now that the final rules have been issued, the Compensation Committee believes that all the Company’s compensation programs that constitute nonqualified deferred compensation comply with and have been administered in accordance with, or are exempt from, Section 409A.

41.

SUMMARY OF COMPENSATION

The following table sets forth information regarding salary, bonus, equity awards and other benefits paid for services rendered to URS Corporation by our Chief Executive Officer, our current and former Chief Financial Officer and our three other most highly compensated executive officers (collectively the “Named Executives”) for the fiscal year ended December 29, 2006.

SUMMARY COMPENSATION

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
Martin M. Koffel;	2006	$950,019	$0	$2,300,663	$0	$1,451,145	$1,156,644	$817,378 (6)	$6,675,849
Chairman of the Board; Chief Executive Officer; President
H. Thomas Hicks;	2006	$465,005	$116,250 (7)	$463,505	$0	$443,932	$0	$92,748 (8)	$1,581,440
Chief Financial Officer
Kent P. Ainsworth;	2006	$426,188	$688,556 (9)	$1,041,550	$0	$0	$0	$34,871 (10)	$2,191,165
Former Executive Vice President, Chief Financial Officer and Secretary
Reed N. Brimhall;	2006	$395,116	$0	$154,257	$124,500	$301,673	$0	$110,812 (11)	$1,086,358
Vice President; Controller; Chief Accounting Officer
Gary V. Jandegian;	2006	$500,513	$0	$453,561	$121,968	$372,218	$0	$30,434 (12)	$1,478,694
Vice President; President, URS Division
Randall A. Wotring;	2006	$433,661	$0	$366,161	$213,140	$500,878	$10,781	$31,460 (13)	$1,556,081
Vice President; President, EG&G Division

(1) Represents the dollar amount recognized for financial reporting purposes with respect to our 2006 fiscal year for the fair value of restricted stocks awarded in 2006 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to our note entitled “Stockholder’s Equity” in our Form 10-K for the respective fiscal years. See the “Grants of Plan-Based Awards In Fiscal Year 2006” table for further information on all restricted stock awards issued in 2006. These amounts reflect our accounting expense for restricted stock awards, and do not correspond to the actual values that may be realized by the Named Executives.

(2) No stock options were granted in fiscal year 2006. This column represents the dollar amount recognized for financial reporting purposes with respect to our 2006 fiscal year for the fair value of stock options granted prior to 2006, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate SFAS 123(R), refer to our note entitled “Stockholder’s Equity” in our Form 10-K for the respective fiscal years. These amounts reflect our accounting expense for stock options, and do not correspond to the actual value that may be realized by the Named Executives.

(3) Reflects cash awards to the Named Executives under our 2006 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Fiscal Year 2006 Annual Bonus Plan.”

(4) Represents the annual change in the pension value in 2006 for Messrs. Koffel and Wotring. For additional information on the valuation assumptions used to calculate the pension value, refer to the table entitled “Pension Benefits In Fiscal Year 2006” as well as our note entitled “Employee Retirement and Post-Retirement Medical Plans” in our Form 10-K for our fiscal year ended December 29, 2006. Pursuant to SEC regulations, the retirement date assumption to be used to calculate pension value is the earliest unreduced retirement age, rather than the normal or expected retirement age. Accordingly, the annual change in the pension value for Mr. Koffel in the above table was calculated with the modified retirement date of December 29, 2006.

(5) Calculated based on the aggregate incremental cost to URS to provide these benefits.

42.

(6) Consists of $13,942 for legal advice related to employment agreement renewal, $701,360 to maintain security and personal protection services due to business-related security concerns, a 401(k) defined contribution plan match of $4,400, and pursuant to Mr. Koffel’s Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006, between us and Mr. Koffel, $26,400 in automobile allowances and $71,276 of life and disability insurance premiums, including a gross-up for income taxes on such premiums.

(7) Hiring bonus paid pursuant to the Employment Agreement, dated May 31, 2005, between Mr. Hicks and us (the “Hicks Employment Agreement”).

(8) Consists of $66,344 for temporary living expenses paid pursuant to the Hicks Employment Agreement, leased vehicle expenses of $15,640, parking expenses of $5,400, a 401(k) defined contribution plan match of $4,400 and $964 of life and disability insurance premiums.

(9) Supplemental consulting payments paid pursuant to the Amended and Restated Employment Agreement, dated May 31, 2005, between Mr. Ainsworth and us (the “Ainsworth Employment Agreement”).

(10) Consists of $24,000 for an automobile allowance pursuant to the Ainsworth Employment Agreement, parking expenses of $900, membership dues of $3,020, a retirement gift of $1,914, a 401(k) defined contribution plan match of $4,400 and $637 of life and disability insurance premiums.

(11) Consists of $105,581 for temporary living expenses, a 401(k) defined contribution plan match of $4,400 and $831 of life and disability insurance premiums.

(12) Consists of $5,400 of parking expenses, $19,582 in automobile allowances, a 401(k) defined contribution plan match of $4,400 and $1,052 of life and disability insurance premiums.

(13) Consists of $15,000 in automobile allowances, an employee gift of $7,875, a 401(k) defined contribution plan match of $7,260 and $1,325 of life and disability insurance premiums.

43.

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2006. All such awards were made pursuant to our 1999 Incentive Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2006

		Estimated Possible Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock
								Awards:
								Number of	Grant Date
								Shares of	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	of Stock
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Awards (5)
Martin M. Koffel	2/16/2006	$0	$1,140,000	$2,280,000
	2/16/2006							55,000 (4)	$2,422,750
	12/7/2006				0	150,000 (4)	0		$6,607,500
	12/7/2006							150,000 (4)	$6,607,500
H. Thomas Hicks	2/16/2006	$0	$349,000	$698,000
	5/25/2006				0	5,000	0		$222,000
	5/25/2006							5,000	$222,000
Kent P. Ainsworth	5/25/2006	$0			0	2,500	0		$111,000
	5/25/2006							2,500	$111,000
Reed N Brimhall	2/16/2006	$0	$237,000	$474,000
	2/16/2006							2,500	$103,500
	5/25/2006				0	2,500	0		$111,000
	5/25/2006							2,500	$111,000
Gary V. Jandegian	2/16/2006	$0	$375,000	$750,000
	2/16/2006							8,500	$351,900
	5/25/2006				0	8,000	0		$355,200
	5/25/2006							8,000	$355,200
Randall A. Wotring	2/16/2006	$0	$325,246	$650,491
	2/16/2006							7,000	$289,800
	5/25/2006				0	6,500	0		$288,600
	5/25/2006							6,500	$288,600

(1) These columns show the potential cash payouts in fiscal year 2006 for our Named Executives if they fulfill their individual performance targets established by our 2006 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Fiscal Year 2006 Annual Bonus Plan.” Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk. The actual 2006 Bonus Plan payouts for each Named Executive ranged from 99% to 154% of his Target Bonus as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2) This column shows the number of restricted stock shares that will vest in equal increments on the next three consecutive anniversaries of the Grant Date, provided that on each date URS has satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Annual Bonus Plan.” Actual payouts are dependent on fulfilling pre-established annual performance goals and thus are completely at risk.

(3) This column shows the number of restricted stock shares that will vest in equal increments on the next four consecutive anniversaries of the Grant Date, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Long-Term Equity Incentives.”

(4) The restricted stock award granted on February 16, 2006 will vest over the following periods at 13,750 shares on each of February 16, 2007, February 16, 2008, February 16, 2009, and May 31, 2009. The restricted stock award granted on December 7, 2006 will vest over three years at 50,000 shares on each of May 25, 2007, May 25, 2008 and May 25, 2009.

(5) Represents the full grant date fair value as calculated under SFAS 123(R)for financial reporting purposes.

44.

The following table sets forth information regarding the outstanding equity awards held by our Named Executives in fiscal year 2006.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2006

	Option Awards (1)				Stock Awards
							Equity	Equity
						Market	Incentive	Incentive
						Value of	Plan Awards:	Plan Awards:
	Number of	Number of			Number of	Shares or	Number of	Market or Payout
	Securities	Securities			Shares or	Units of	Unearned	Value of
	Underlying	Underlying	Option		Units of	Stock That	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Other Rights	Units or Other
	Options (#)	Options (#)	Price	Expiration	Have Not	Vested	That Have Not	Rights That Have
Named	Exercisable	Unexercisable	($)	Date	Vested (#)	($) (2)	Vested (#)	Not Vested ($) (2)
Martin M. Koffel	200,000	—	$21.44	11/5/2009	—	—	—	—
	62,500	—	$19.00	4/25/2011	—	—	—	—
	62,500	—	$23.03	10/15/2011	—	—	—	—
	105,000	—	$24.05	7/15/2012	—	—	—	—
	—	—	—	—	41,250 (14)	$1,767,563	—	—
	—	—	—	—	55,000 (15)	$2,356,750	—	—
	—	—	—	—	150,000 (5)	$6,427,500	150,000 (5)	$6,427,500
H. Thomas Hicks	—	—	—	—	30,000 (3)	$1,285,500	—	—
	—	—	—	—	5,000 (6)	$214,250	5,000 (6)	$214,250
Kent P. Ainsworth	—	—	—	—	10,000 (7)	$428,500	—	—
	—	—	—	—	20,000 (8)(9)	$857,000	—	—
	—	—	—	—	15,000 (9)	$642,750	—	—
	—	—	—	—	2,500 (6)(9)	$107,125	2,500 (6)(9)	$107,125
Reed N. Brimhall	16,667	—	$18.78	6/12/2013	—	—	—	—
	—	—	—	—	1,250 (10)	$53,563	—	—
	—	—	—	—	3,750 (8)	$160,688	—	—
	3,333	3,333 (11)	$25.97	7/12/2014	—	—	—	—
	—	—	—	—	1,875 (3)	$80,344	—	—
	—	—	—	—	2,500 (4)	$107,125	—	—
	—	—	—	—	2,500 (6)	$107,125	2,500 (6)	$107,125
Gary V. Jandegian	10,000	—	$15.75	3/23/2009	—	—	—	—
	6,500	—	$21.44	11/5/2009	—	—	—	—
	2,500	—	$17.15	3/19/2011	—	—	—	—
	2,500	—	$23.03	10/15/2011	—	—	—	—
	25,000	—	$24.05	7/15/2012	—	—	—	—
	30,000	—	$18.78	6/12/2013	—	—	—	—
	—	—	—	—	5,000 (10)	$214,250	—	—
	—	—	—	—	7,500 (8)	$321,375	—	—
	10,000	5,000 (11)	$25.97	7/12/2014	—	—	—	—
	—	—	—	—	5,625 (3)	$241,031	—	—
	—	—	—	—	8,500 (4)	$364,225	—	—
	—	—	—	—	8,000 (6)	$342,800	8,000 (6)	$342,800
Randall A. Wotring	2,500	—	$13.16	3/24/2013	—	—	—	—
	4,000	—	$22.00	11/17/2013	—	—	—	—
	3,333	3,333 (11)	$25.97	7/12/2014	—	—	—	—
	—	—	—	—	3,750 (8)	$160,688	—	—
	16,667	8,333 (12)	$29.12	11/19/2014	—	—	—	—
	—	—	—	—	7,500 (13)	$321,375	—	—
	—	—	—	—	4,500 (3)	$192,825	—	—
	—	—	—	—	7,000 (4)	$299,950	—	—
	—	—	—	—	6,500 (6)	$278,525	6,500 (6)	$278,525

45.

(1) The option exercise price is the closing sales price of a share of our common stock on the last market-trading day prior to the grant date. All of Mr. Koffel’s stock options are fully vested.

(2) The market value of the stock awards is based on the closing market price of our common stock as of December 29, 2006, which was $42.85

(3) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on each of October 4, 2007, 2008 and 2009.

(4) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on each of February 16, 2007, 2008, 2009, and 2010.

(5) Restricted stock awards and performance-based shares to be vested with one-third of the original shares scheduled to vest on each of May 25, 2007, 2008 and 2009.

(6) Restricted stock awards and performance-based shares to be vested over four years with one-fourth of the original shares scheduled to vest on each of May 25, 2007, 2008, 2009 and 2010.

(7) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on November 17, 2007.

(8) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on each of July 12, 2007 and 2008.

(9) Mr. Ainsworth’s remaining unvested restricted stock awards as of February 29, 2008 will vest on that date..

(10) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on June 12, 2007.

(11) The stock option to be vested over three years with one-third of the original shares scheduled to vest on July 12, 2007.

(12) The stock option to be vested over three years with one-third of the original shares scheduled to vest on November 19, 2007.

(13) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest on each of November 19, 2007 and 2008.

(14) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest each on October 4, 2007, October 4, 2008 and May 31, 2009.

(15) Restricted stock awards to be vested over four years with one-fourth of the original shares scheduled to vest each on February 16, 2007, February 16, 2008, February 16, 2009, and May 31, 2009.

46.

The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2006.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)
Martin M. Koffel (3)			13,750	$524,425
			33,333	$1,347,653
H. Thomas Hicks (4)			10,000	$381,400
Kent P. Ainsworth (5)			6,250	$236,688
			10,000	$393,200
			10,000	$431,400
Reed N. Brimhall (6)			1,250	$51,888
			1,875	$73,725
			625	$23,838
Gary V. Jandegian (7)	3,333	$116,088
			5,000	$207,550
			3,750	$147,450
			1,875	$71,513
Randall A. Wotring (8)			1,875	$73,725
			3,750	$160,725
			1,500	$57,210

(1) Amount reflects the difference between the exercise price of the option and the market price at the time of exercise.

(2) Amount reflects the market value of the stock.

(3) Mr. Koffel acquired 33,333 shares of common stock on September 5, 2006 with a market price of $40.43 and another 13,750 shares of common stock on October 4, 2006 with a market price of $38.14, upon the vesting of his restricted stock.

(4) Mr. Hicks acquired 10,000 shares of common stock on October 4, 2006 with a market price of $38.14, upon the vesting of his restricted stock.

(5) Mr. Ainsworth acquired 6,250 shares of common stock on July 15, 2006 with a market price of $37.87, another 10,000 shares of common stock on July 12, 2006 with a market price of $39.32, and another 10,000 shares of common stock on November 17, 2006 with a market price of $43.14 upon the vesting of his restricted stock.

(6) Mr. Brimhall acquired 1,250 shares of common stock on June 12, 2006 with a market price of $41.51, another 1,875 shares of common stock on July 12, 2006 with a market price of $39.32, and another 625 shares of common stock on October 4, 2006 with a market price of $38.14 upon the vesting of his restricted stock.

(7) Mr. Jandegian exercised stock options to acquire 3,333 shares of common stock on May 12, 2006, with an exercise price of $13.16 and a market price of $47.99. He acquired 5,000 shares of common stock on June 12, 2006 with a market price of $41.51, another 3,750 shares of common stock on July 12, 2006 with a market price of $39.32, and another 1,875 shares of common stock on October 4, 2006 with a market price of $38.14 upon the vesting of his restricted stock.

(8) Mr. Wotring acquired 1,875 shares of common stock on July 12, 2006 with a market price of $39.32, another 3,750 shares of common stock on November 19, 2006 with a market price of $42.86, and another 1,500 shares of common stock on October 4, 2006 with a market price of $38.14 upon the vesting of his restricted stock.

47.

The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2006.

Pension Benefits in Fiscal Year 2006

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Martin M. Koffel	Supplemental Executive Retirement Plan	Not Applicable (1)	$13,925,589 (2)	$0
Randall A. Wotring	EG&G Defined Benefit Plan	26	$282,778 (3)	$0

(1) Mr. Koffel’s SERP benefit is equal to 60% of his average annual compensation and is not directly related to credited services.

(2) The present value of the accumulated benefit is based on the following assumptions: (i) a benefit commencement date of December 29, 2006; (ii) a lump sum form of benefit; (iii) a lump sum interest rate of 4.75%; and a GAR94 lump sum mortality table. Additional SERP information is disclosed in “Note 10. Employee Retirement and Post-Retirement Medical Plans,” in our Form 10-K for the fiscal year ended December 29, 2006.

(3)The present value of the accumulated benefit is based on the following assumptions: (i) a benefit commencement date of August 1, 2022; (ii) a March 1956 birth date; (iii) a FAS discount rate of 5.90%; and (iv) a post-retirement RP2000 mortality table. Additional EG&G Defined Benefit Plan information is disclosed in “Note 10. Employee Retirement and Post-Retirement Medical Plans,” in our Form 10-K for the fiscal year ended December 29, 2006.

Supplemental Executive Retirement Plan

In 1999, the Board of Directors of URS approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to the Company’s growth and success during the previous decade, to induce him to continue as Chief Executive Officer through his then expected retirement at age 65 and to create incentives for him to continue to increase stockholder value. This special supplemental compensation included, among other things, a supplemental executive retirement agreement (“SERP”). In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit. Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination. On December 7, 2006, in connection with the extension of Mr. Koffel’s retirement date through May 2009, the SERP was further amended and restated to (1) provide that for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its current rate of $950,000 and his target bonus would not exceed its current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the Code, and (3) clarify the provisions regarding the provision of lifetime health benefits to Mr. Koffel and his spouse. Benefits under the SERP are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years. Mr. Koffel may elect to receive his SERP benefits in the form of a lump sum payment upon his retirement. The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in the Company’s life, disability and health insurance programs at group rates for the remainder of their lives. The Company is obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

EG&G Defined Benefit Plan

URS, through its wholly-owned subsidiary EG&G Technical Services, Inc. (“EG&G”), maintains a noncontributory defined benefit plan (the “EG&G Defined Benefit Plan”) under which eligible EG&G employees receive annual retirement benefits at their normal retirement

48.

age, which is calculated based on the employee’s year of birth. The EG&G Defined Benefit Plan was frozen to new participants on June 30, 2003. The employees who were eligible to participate were those employees who were hired by EG&G prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement. Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by EG&G.

Under the EG&G Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of: (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of 1/2 of social security taxable wages; or (2) $70.83. Compensation for purposes of the EG&G Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms: single life annuity, 50% or 100% joint and survivor annuity, lump sum, 120-month period certain annuity or an annuity adjusted for social security payments. Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent. If no election is made the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married). A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service. A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for EG&G.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2006.

NONQUALIFED DEFERRED COMPENSATION IN FISCAL YEAR 2006

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance
		in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	Plan	($)	($)	($) (1)	($)	($) (2)
Martin M. Koffel	URS Deferred Plan	$0	$0	$3,196	$0	$103,083

(1) Interest credited does not constitute above-market earnings.

(2) Amount in this column includes deferrals in prior years of $63,783.

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals. The URS Deferred Plan annually adjusts any deferred amounts to reflect any changes in the San Francisco-Oakland-San Jose Consumer Price Index. All credited deferred amounts in the URS Deferred Plan will be paid out upon the termination of Mr. Koffel’s services to URS.

49.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executive Officers in the event of their termination of employment or a change in control of the Company. In order to illustrate the amounts of these potential payments, the below tables assume that a triggering event with respect to each Named Executive Officer occurred on December 29, 2006 and that the per share price of our common stock for purposes of any equity-based calculation is $42.85 per share, the closing price of our common stock on December 29, 2006. Payments that are based on such closing price are hypothetical and actual payments in connection with a triggering event may differ significantly.

Martin M. Koffel, Chairman, Chief Executive Officer and President

		Termination	Involuntary Not		Change in
	Voluntary	Upon Death or	For Cause	For Cause	Control
	Termination	Disability	Termination	Termination	Termination
Executive Benefits and Payments Upon Termination (1),(9)
Cash Severance	$5,000,000 (2)	$5,000,000 (2)	$5,000,000 (2)	$0	$6,270,000 (3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event (4)	$16,979,313	$16,979,313	$16,979,313	$0	$16,979,313

Supplemental Executive Retirement Plan (SERP) (5)	$13,925,589	$13,925,589	$13,925,589	$13,925,589	$13,925,589

Healthcare (6)	$234,171	$234,171	$234,171	$234,171	$234,171

URS Deferred Plan (7)	$103,083	$103,083	$103,083	$103,083	$103,083

Tax Gross-up					$0 (8)
Total:	$36,242,156	$36,242,156	$36,242,156	$14,262,843	$37,512,156

(1) For purposes of this analysis, we assumed a base salary equal to $950,000, and target bonus equal to 120%. We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the Amended and Restated Supplemental Executive Retirement Agreement between us and Mr. Koffel, dated as of December 7, 2006 (the “SERP”). Mr. Koffel has agreed that during the term of the Koffel Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2) The Koffel Employment Agreement provides for a severance payment of $5,000,000 if he voluntarily resigns before May 31, 2009 (the “Retirement Date”); if his employment terminates due to his death or Disability (as defined in footnote 8); or if we terminate his employment for any reason other than cause (as defined in footnote 8) prior to the Retirement Date. This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(3) If Mr. Koffel voluntarily resigns or is terminated by us within two years following a Change-in-Control (as defined in footnote 8), we will pay Mr. Koffel a severance payment equal to three times the sum of his base salary plus the product of his annual target bonus multiplied by his base salary. This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(4) Upon the termination of Mr. Koffel’s employment by us without Cause, Mr. Koffel’s termination on the Retirement Date, Mr. Koffel’s termination due to his death or Disability, or his voluntary resignation or termination by us within two years following a Change-in-Control, all unvested equity awards then held by him will fully vest. In addition, in the event of any termination other than a termination for Cause, the exercise period for his stock options will be extended to 36 months from the date of termination. The amount in the table assumes a cash-out on the termination date of all options.

(5) Payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment. Under the terms of the SERP, if Mr. Koffel’s employment is terminated (a) by us within 13 months of a Change-in-Control, (b) by us following a potential Change-in-Control and within six months prior to a Change-in-Control or (c) by Mr. Koffel within two years following a Change-in-Control, then Mr. Koffel’s retirement benefit will be calculated as if his age at time of termination was 67.

50.

(6) Pursuant to the SERP, Mr. Koffel and his dependents are entitled during the 18-month period beginning on the date of termination of his employment to continue, at our expense, to participate in our health insurance programs. Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our group rates, but at Mr. Koffel’s expense. This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death. For purposes of the table, we have calculated this additional group health care subsidy based on a reasonable estimate of mortality at an assumed value of $84,844.

(7) See the table entitled, “NonQualifed Deferred Compensation In Fiscal Year 2006” on page 49.

(8) The Koffel Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(9) For purposes of the Koffel Employment Agreement, (a) “Disability” means: the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) termination without cause means termination other than as a result of a willful failure to substantially perform his duties, a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS ; and (c) “Change-in-Control” means: (x) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (y) two-thirds or more of our directors not having served on the Board for 24 months prior to the change in control; or (z) any person acquiring 20% or more of our voting power (subject to exceptions as set forth in the Koffel Employment Agreement).

51.

Kent P. Ainsworth, Former Chief Financial Officer

			Involuntary Not
	Voluntary	Death or	For Cause	For Cause	Change
	Termination	Disability	Termination	Termination	in Control
Executive Benefits and Payments Upon Termination (1),(7)
Cash Severance	$970,238 (2)	$970,238 (2)	$1,268,315 (2),(3)	$970,238 (2)	$1,268,315 (2),(3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	$0	$2,142,500 (4)	$2,142,500 (4)	$0	$642,750 (5)

Tax Gross-ups					$0 (6)
Total:	$970,238	$3,112,738	$3,410,815	$970,238	$1,911,065

(1) For purposes of this analysis, we assumed a base salary equal to $250,000 and supplemental bi-weekly consulting payments through February 29, 2008 (the “Retirement Date”) equal to $31,298 each (“Supplemental Payments”). We are obligated to make payments to Mr. Ainsworth in connection with the termination of his employment pursuant to the Amended and Restated Employment Agreement, dated May 31, 2005, between us and Mr. Ainsworth (the “Ainsworth Employment Agreement”). We and Mr. Ainsworth have agreed that any such obligation is conditioned on Mr. Ainsworth (a) providing an effective release of claims and (b) not rendering services to a party that competes with us, or soliciting any employee of ours to do so, or materially disparaging or criticizing URS with the intent of harming our business or reputation, during the period beginning on the date of the Ainsworth Employment Agreement and ending on February 29, 2008. Mr. Ainsworth has also agreed that during the term of the Ainsworth Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Ainsworth Employment Agreement.

(2) The Ainsworth Employment Agreement provides that upon a Change-in-Control (as determined in accordance with Section 409A(a)(2)(A)(v) of the Code) of URS, or if Mr. Ainsworth’s employment with us is terminated for any reason, Mr. Ainsworth will be entitled to continue to receive the Supplemental Payments, which payments will be in the form of lump sum within ten days of a Change-in-Control, or Mr. Ainsworth’s termination of employment due his death or disability.

(3) If Mr. Ainsworth is terminated by us without Cause (as defined in footnote 7), or for any reason following a Change-in-Control, we will continue to pay Mr. Ainsworth his base salary through the Retirement Date, which salary will be lump sum payable in connection with a Change-in-Control.

(4) Upon the termination of Mr. Ainsworth’s employment by us without Cause, or due to his death or disability, (a) all unvested equity awards then held by him shall fully vest, and (b) Mr. Ainsworth and his dependents will be entitled at his expense but at our group rates to continue to participate in our health insurance programs at our group rate.

(5) Upon a Change-in-Control, the unvested portion of the October 4, 2005 grant to Mr. Ainsworth of 10,000 shares of restricted stock shall immediately vest in full.

(6) The Ainsworth Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(7) For purposes of the Ainsworth Employment Agreement, “Cause” means a willful act that constitutes gross misconduct or fraud and that is materially injurious to URS, Mr. Ainsworth’s conviction of, or plea of “guilty” or “no contest” to a felony involving dishonesty or moral turpitude and that is materially injurious to URS , or the breach by Mr. Ainsworth of any non-competition, non-solicitation or non-disparagement obligation to us.

52.

H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination	Involuntary Not For Cause	Termination After a
	For Good Reason	or Disability Termination	Change-in-Control
Executive Benefits and Payments Upon Termination (1),(7)
Cash Severance	$465,000 (2)	$465,000 (2)	$1,627,500 (3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	$0	$0	$1,714,000 (4)

Healthcare (5)	$27,416	$27,416	$27,416

Tax-Gross-ups			$1,027,866 (6)
Total:	$492,416	$492,416	$4,396,782

(1) For purposes of this analysis, we assumed a base salary equal to $465,000, and target bonus equal to 75%. We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, between Mr. Hicks and us (the “Hicks Employment Agreement”). Mr. Hicks and we have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims. Mr. Hicks has also agreed that during the term of the Hicks Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2) The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than Cause (as defined in footnote 7) or Disability (as defined in footnote 7), or Mr. Hicks resigns for Good Reason (as defined in footnote 7).

(3) If within one year after a Change-in-Control (as defined in footnote 7) of URS, we terminate Mr. Hicks’s employment for any reason other than Cause or Disability, or Mr. Hicks resigns for Good Reason (as defined in footnote 7), we will make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus.

(4) Upon a Change-in-Control while Mr. Hicks is employed with us, all unvested equity awards then held by him shall fully vest.

(5) For one year following our termination of Mr. Hicks for any reason other than Cause or Disability, or Mr. Hicks’s resignation for Good Reason, or such termination within one year after a Change-in-Control, we will (a) reimburse Mr. Hicks for payments of health insurance coverage under COBRA and (b) continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(6) The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(7) For purposes of the Hicks Employment Agreement, (a) “Cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or Disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “Disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “Good Reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “Change-in-Control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

53.

Gary Jandegian, President URS Division

	Voluntary Termination	Involuntary Not For Cause	Termination After a
	For Good Reason	or Disability Termination	Change-in-Control
Executive Benefits and Payments Upon Termination (1),(7)
Cash Severance	$525,000 (2)	$525,000 (2)	$1,050,000 (3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	$0	$0	$1,910,881 (4)

Healthcare (5)	$28,283	$28,283	$28,283

Tax-Gross-ups			$686,732 (6)
Total:	$553,283	$553,283	$3,675,896

(1) For purposes of this analysis, we assumed a base salary equal to $525,000, and target bonus equal to 75%. We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, between us and Mr. Jandegian (the “Jandegian Employment Agreement”). Mr. Jandegian and we have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims. Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2) The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than Cause (as defined in footnote 7) or Disability (as defined in footnote 7), or Mr. Jandegian resigns for Good Reason (as defined in footnote 7).

(3) If within one year after a Change-in-Control (as defined in footnote 7) of URS, we terminate Mr. Jandegian’s employment for any reason other than Cause or Disability, or Mr. Jandegian resigns for Good Reason (as defined in footnote 7), we will make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(4) Upon a Change-in-Control while Mr. Jandegian is employed with us, all unvested equity awards then held by him shall fully vest.

(5) For one year following our termination of Mr. Jandegian for any reason other than Cause or Disability, or Mr. Jandegian’s resignation for Good Reason, or such termination within one year after a Change-in-Control, we will (a) reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and (b) continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(6) The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(7) For purposes of the Jandegian Employment Agreement, (a) “Cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or Disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “Disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “Good Reason” means a reduction in his base compensation or annual target bonus; and (d) “Change-in-Control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

54.

Randy Wotring, President EG&G Division

	Voluntary Termination	Involuntary Not For Cause	Termination After a
	For Good Reason	or Disability Termination	Change-in-Control
Executive Benefits and Payments Upon Termination (1),(7)
Cash Severance	$450,000 (2)	$450,000 (2)	$900,000 (3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	$0	$0	$1,702,561 (4)

Healthcare (5)	$14,121	$14,121	$14,121

Tax-Gross-ups			$0 (6)
Total:	$464,121	$464,121	$2,616,682

(1) For purposes of this analysis, we assumed a base salary equal to $450,000, and target bonus equal to 75%. We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, between us and Mr. Wotring (the “Wotring Employment Agreement”). Mr. Wotring and we have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims. Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2) The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than Cause (as defined in footnote 7) or Disability (as defined in footnote 7), or Mr. Wotring resigns for Good Reason (as defined in footnote 7).

(3) If within one year after a Change-in-Control (as defined in footnote 7) of URS, we terminate Mr. Wotring’s employment for any reason other than Cause or Disability, or Mr. Jandegian resigns for Good Reason (as defined in footnote 7), we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(4) Upon a Change-in-Control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest.

(5) For one year following our termination of Mr. Wotring for any reason other than Cause or Disability, or Mr. Wotring’s resignation for Good Reason, or such termination within one year after a Change-in-Control, we will (a) reimburse Mr. Wotring for payments of health insurance coverage under COBRA and (b) continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(6) The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(7) For purposes of the Wotring Employment Agreement, (a) “Cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or Disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “Disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “Good Reason” means a reduction in his base compensation or annual target bonus; and (d) “Change-in-Control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

55.

Reed Brimhall, Chief Accounting Officer, Vice President and Controller

	Voluntary Termination	Involuntary Not For Cause	Termination After a
	For Good Reason	or Disability Termination	Change-in-Control
Executive Benefits and Payments Upon Termination (1),(7)
Cash Severance	$400,000 (2)	$400,000 (2)	$800,000 (3)

Equity Awards that Accelerate Vesting in Full Upon Triggering Event	$0	$0	$672,231 (4)

Healthcare (5)	$25,953	$25,953	$25,953

Tax-Gross-ups			$0 (6)
Total:	$425,953	$425,953	$1,498,184

(1) For purposes of this analysis, we assumed a base salary equal to $400,000, and target bonus equal to 60%. We are obligated to make certain payments to Mr. Brimhall in connection with the termination of his employment pursuant to the Employment Agreement, dated May 19, 2003, between us and Mr. Brimhall (the “Brimhall Employment Agreement”). Mr. Brimhall and we have agreed that any such obligation is conditioned on Mr. Brimhall providing an effective release of claims. Mr. Brimhall has also agreed that during the term of the Brimhall Employment Agreement and thereafter, he shall not disclose confidential information of URS, subject to exceptions set forth in the Brimhall Employment Agreement.

(2) The Brimhall Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Brimhall’s base salary if we terminate his employment for any reason other than Cause (as defined in footnote 7) or Disability (as defined in footnote 7), or Mr. Brimhall resigns for Good Reason (as defined in footnote 7).

(3) If within one year after a Change-in-Control (as defined in footnote 7) of URS, we terminate Mr. Brimhall’s employment for any reason other than Cause or Disability, or Mr. Brimhall resigns for Good Reason (as defined in footnote 7), we will make a lump sum payment to Mr. Brimhall in an amount equal to 200% of his base salary.

(4) Upon a Change-in-Control while Mr. Brimhall is employed with us, all unvested equity awards then held by him shall fully vest.

(5) For one year following our termination of Mr. Brimhall for any reason other than Cause or Disability, or Mr. Brimhall’s resignation for Good Reason, or such termination within one year after a Change-in-Control, we will (a) reimburse Mr. Brimhall for payments of health insurance coverage under COBRA and (b) continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Brimhall.

(6) The Brimhall Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code.

(7) For purposes of the Brimhall Employment Agreement, (a) “Cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or Disability, a willful act that constitutes gross misconduct or fraud, Mr. Brimhall’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Brimhall’s disobedience of lawful orders or directions of certain senior officers or the Board or a committee thereof, or the breach of any agreement with us; (b) “Disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “Good Reason” means a reduction in his base compensation or annual target bonus; and (d) “Change-in-Control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

56.

Equity Compensation Plan Information

The table presented below contains certain information about our equity compensation plans, which consist of the 1991 Stock Incentive Plan and the 1999 Incentive Plan as of December 29, 2006. When the 1999 Incentive Plan was approved, the remaining shares available for grant under the 1991 Stock Incentive Plan were added to the 1999 Incentive Plan. The 1999 Incentive Plan contains an automatic reload feature, which increases the shares available for future issuance. The number of shares to be reloaded annually equals the lesser of 5% of our common stock outstanding as of July 1 or 1.5 million shares of our common stock for each year through 2009.

	Number of Securities		Number of Securities
	to be Issued		Remaining Available for
	Upon Exercise of	Weighted-Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding	(excluding securities
	and Rights	Options, Warrants	reflected in column (a))
	(in thousands)	and Rights	(in thousands)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,368	$22.56	3,082
Equity compensation plans not approved by security holders	0	0	0
Total	2,368	$22.56	3,082

57.

Certain Relationships and Related Transactions

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting. These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board’s policies regarding potential or actual related-person transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer of the Company may have a direct or indirect material interest. The Audit Committee evaluates related-person transactions on a case-by-case basis and takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.

Throughout fiscal year 2006, we purchased $320,013 of products and services from Agilent Technologies. William P. Sullivan, Agilent Technologies’ Chief Executive Officer, joined our Board of Directors in August 2006. Our Audit Committee did not review the Agilent Technologies purchases since significant portions of the product and services were acquired before Mr. Sullivan joined our Board of Directors and also because the overall amount was deemed immaterial.

58.

Other Matters	The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph Masters,
Secretary

April 18, 2007

59.

AUDIT COMMITTEE CHARTER

Appendix A

CHARTER

The role and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of URS Corporation (the “Company”) are as follows, subject to amendment by the Board from time to time:

ROLE

The Committee’s role is to act on behalf of the Board to oversee the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence and the performance of both the Company’s internal audit group and the independent auditor. The Committee’s role includes oversight of the qualitative aspects of financial reporting and disclosure to stockholders and the investment community, the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls and the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the financial statements.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, independent and internal auditors, counsel and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). Nothing in this Charter changes, or is intended to change, the responsibilities of management or the independent auditor. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter was approved by the Board.

MEMBERSHIP

Committee membership shall consist of at least three Board members who qualify as independent within the meaning of the Company’s Corporate Governance Guidelines and satisfy the experience and, as affirmatively determined by the Board, the independence requirements of the New York Stock Exchange (the “NYSE”) applicable to audit committee members (including, with respect to the chairperson of the Committee, any special requirements applicable to chairpersons of audit committees), as in effect from time to time when and as required by the NYSE. To the extent mandated by the requirements of the NYSE and/or the Securities and Exchange Commission (the “SEC”), at least one member of the Audit Committee shall be a “financial expert” within the meaning of such requirements. The members of the Committee and the Committee chairperson shall be appointed and removed by the Board.

PROCEDURES

Committee procedures shall be governed by Article III, Sections 10 and 11 and Article IV, Sections 1 and 2 of the Company’s Bylaws except as otherwise provided by resolution of the Committee of the Board.

OPERATING PRINCIPLES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•	Communication — Regular and meaningful contact throughout the year with the Chairman of the Board, other committee chairpersons, members of senior management and other key Committee advisors, independent and internal auditors, etc., as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective business, financial reporting and disclosure issues.

•	Committee Expectations and Information Needs — The Committee should communicate to the Chief Executive Officer or his designee, internal audit and other external parties the expectations of the Committee and the nature, timing and extent of any specific information or other supporting materials requested by the Committee for its meetings and deliberations.

•	Resources — The Committee shall be authorized to access such internal and external resources, including retaining legal, financial or other advisors, as the Committee deems necessary or appropriate to fulfill its defined responsibilities. The Committee shall have the sole authority to approve the fees, costs and other terms of engagement of such outside resources.

•	Meeting Agendas — Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members and other members of the Board, with additional input from members of senior management and outside advisors to the extent deemed appropriate by the chairperson.

•	Committee Meeting Attendees — The Committee shall be authorized to request members of senior management, outside counsel, the internal audit group, the independent auditor and other advisors to participate in Committee meetings, as necessary, to carry out the defined committee responsibilities. Either internal or independent auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet periodically in separate sessions with internal and independent auditors and management.

•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time or whenever so requested by the Board. Any plan developed by the Committee for fulfilling its role and responsibilities should be presented to and discussed with the full Board, and approved by the full Board. In addition, minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

MEETING FREQUENCY

The Committee shall meet at least four times annually and as necessary for review of the Company’s quarterly financial information prior to public release, and more frequently as considered necessary by the Committee or its chairperson. To the extent practicable, Committee meetings should be held in conjunction with the regularly scheduled Board meetings.

COMMITTEE’S RELATIONSHIP WITH INDEPENDENT AND INTERNAL AUDITORS

•	The Committee shall have the sole authority to review and approve the engagement of the independent auditor, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the independent auditor.

•	The Committee shall have the sole authority to review and approve the retention of the independent auditor to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Committee members, provided that all approvals of non-audit services pursuant to this delegated authority be presented to the full Committee at its next meeting.

•	The Committee shall cause the independent auditor, in their capacity as independent public accountants, to be responsible to the Board and, as delegated, to the Committee as representatives of the stockholders.

•	The Committee shall cause the independent auditor to be viewed as the Board’s and Committee’s representatives in executing the Committee’s oversight of periodic, annual and other financial reporting to stockholders. The Committee shall cause the independent auditor to report all relevant issues to the Committee responsive to agreed-upon Committee expectations. The Committee should review the work of the independent auditor in executing their role of oversight.

•	The Committee shall, on an annual basis, review, assess and report to the Board on the performance and qualifications of the independent auditor and the lead audit partner. In this respect, the Committee shall seek to obtain a report by the independent auditor describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	The Committee shall, on an annual basis, review, assess and report to the Board on the independence of the independent auditor, taking into account the opinions of members of management and the Company’s internal audit group and including an analysis of all non-audit services provided by the independent auditor and the effect, if any, on such independence. In connection with this review, the Committee shall seek to obtain a written statement from the independent auditor delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” Additionally, the Committee should seek to maintain an active dialogue with the independent auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and should take, or recommend to the full Board, appropriate action to ensure the independence of the independent auditor.

•	The Committee shall monitor the rotation of the partners of the independent auditor on the Company’s audit engagement team as required by applicable law and shall consider periodically and adopt, if deemed appropriate, a policy regarding rotation of auditing firms.

•	The Committee shall cause the internal audit group to be responsible to senior management, but to have a direct reporting responsibility and an effective line of communication to the Board through the Committee.

•	The Committee shall regularly discuss with the independent auditor and senior management the responsibilities, budget and staffing of the internal audit group.

•	If either the internal audit group or the independent auditor identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, the Committee shall cause such issues to be communicated to the Committee chairperson or any member of the Committee.

•	The Committee shall cause senior management to consult with the Committee regarding changes in the senior management of the internal audit group.

•	The Committee shall set clear policies regarding the employment by the Company of any employees or former employees of the independent auditor.

PRIMARY COMMITTEE RESPONSIBILITIES

The primary Committee responsibilities are:

•	Annual and Interim Financial Reports — The Committee shall review and discuss with the independent auditor and management the Company’s annual and interim financial reports, including (i) the independent auditor’s assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments and estimates (including material changes in estimates), (iii) any audit adjustments noted or proposed by the independent auditor (whether “passed” or implemented in the financial reports), (iv) the adequacy of the disclosures in the financial statements, (v) the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (vi) any other matters required to be communicated to the Committee by the independent auditor under Statement on Auditing Standards No. 61. Such review and discussion shall occur prior to the filing or distribution of such reports.

•	Other Financial Disclosure — The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Fraud and Regulatory Noncompliance — The Committee shall review and assess the internal and independent auditors’ responsibility for detecting accounting and reporting financial errors, fraud and defalcations, illegal acts and noncompliance with the corporate code of conduct and regulatory requirements.

•	Internal Audit Plans — The Committee shall review and assess the annual internal audit plan and the process used to develop the plan, status of activities, significant findings, recommendations and management’s response.

•	Regulatory Examinations — The Committee shall review and assess SEC inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations and management’s response.

•	Independent Audit Plans — The Committee shall review and assess the overall scope and focus of the annual audit and any interim audits, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•	Financial Reporting — The Committee shall review with management and the independent auditor (i) significant issues and risks that arise regarding accounting principles and financial statement presentation, including the adoption of new or material changes to existing critical accounting policies or the application of those policies, (ii) the potential effect of alternative accounting policies available under GAAP, (iii) the potential impact of regulatory and accounting initiatives and any other significant reporting issues and judgments and (iv) any analyses prepared by management or the independent auditor with regard to the foregoing and related auditor views.

•	Risk Assessment and Management — The Committee shall periodically review and assess the Company’s guidelines and policies governing risk assessment, risk management and insurance.

•	Auditor Recommendations — The Committee shall review and assess important internal audit group and independent auditor recommendations on financial reporting, controls, other matters and management’s response.

•	Changes in Accounting Principles, Regulatory or Legal Matters — The Committee shall review and discuss with the independent auditor any changes in important accounting principles, regulatory or legal matters that could have a material impact on the Company’s financial statements and the application thereof in both annual and interim financial reports.

•	Required Communications — The Committee shall receive and review all required communications from the independent auditor.

•	Conflicts and Disagreements Between the Independent Auditor and Management — The Committee shall regularly review with the independent auditor, and ultimately resolve, any conflicts or disagreements between management and the independent auditor regarding financial reporting, accounting practices or policies, including (i) problems or difficulties the independent auditor encountered in the course of the audit work and (ii) any restrictions on the scope of the independent auditor’s activities or access to requested information.

•	Proxy Statement Reports — The Committee shall prepare such reports regarding matters within the scope of the Committee’s role and responsibilities as may be required to be included in the Company’s annual proxy statement or other public filings under applicable rules and regulations.

•	Code of Ethical Conduct/Conflicts of Interest — The Committee shall review and assess, on an annual basis, the Company’s code of ethical conduct and significant conflicts of interest and related-party transactions.

•	Complaints and Concerns — The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish and maintain procedures for the confidential, anonymous submission by employees of the Company with respect to concerns regarding questionable accounting or auditing matters.

•	Audit Committee Charter — The Committee shall review, on an annual basis, the Audit Committee Charter and shall recommend any proposed changes for approval by the full Board.

•	Annual Performance Evaluation of the Audit Committee — The Committee shall review, discuss and assess at least annually its own performance as well as the role and responsibilities of the Committee, seeking input from senior management, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for approval.

PROXY
URS CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007
     The undersigned hereby appoints H. THOMAS HICKS and JOSEPH MASTERS, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Thursday, May 24, 2007, at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.
(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

							FOR	AGAINST	ABSTAIN
PROPOSAL 1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.					04	Martin M. Koffel	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	H. Jesse Arnelle	☐	☐	☐	05	Joseph W. Ralston	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
02	Armen Der Marderosian	☐	☐	☐	06	John D. Roach	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
03	Mickey P. Foret	☐	☐	☐	07	Douglas W. Stotlar	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
08	William P. Sullivan	☐	☐	☐
		FOR	AGAINST	ABSTAIN
09	William D. Walsh	☐	☐	☐
		FOR	AGAINST	ABSTAIN
PROPOSAL 2. To ratify the selection of PriceWaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.		☐	☐	☐
Please vote, date and promptly return
this proxy in the enclosed return envelope
that is postage prepaid if mailed
in the United States.

Signature	Signature	Dated	, 2007

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

▲FOLD AND DETACH HERE▲